Exhibit 4.4

EXECUTION COPY

INDENTURE

between

DOMTAR INC.

as Issuer

and

THE BANK OF NEW YORK

as Trustee

$125,000,000 9-1/2% Debentures Due 2016

Dated as of July 31, 1996

EXECUTION COPY

INDENTURE dated as of July 31, 1996, between DOMTAR INC., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”), as issuer (the “Issuer”) and THE BANK OF NEW YORK, as trustee (the “Trustee”).

Each Party hereto agrees, for the equal and ratable benefit (except as otherwise provided in this Indenture) of the Holders of the Corporation’s 9- 1/2% Debentures Due 2016 (the “Securities”), as follows:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions. The terms defined in this Section (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture shall have the respective meanings specified in this Section. All other terms used in this Indenture which are defined in the TIA or which are by reference therein defined in the Securities Act shall have the meanings (except as herein otherwise expressly provided or unless the context otherwise requires) assigned to such terms in the TIA and in the Securities Act as in force at the date of this Indenture as originally executed.

“Additional Assets” means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Corporation or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving or developing any Property owned by the Corporation or a Restricted Subsidiary which is used in a Related Business and (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Corporation or any Restricted Subsidiary.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or agent for service of notices and demands.

“Asset Sale” means, with respect to any Person, any transfer, conveyance, assignment, sale, lease or other disposition (including dispositions pursuant to any amalgamation, consolidation or merger) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of (a) shares of Capital Stock or other ownership interests in another Person (including, with respect to the Corporation and its Restricted Subsidiaries, Capital Stock of Unrestricted Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; provided, however, that the term “Asset Sale” shall not include: (i) the sale or transfer of Property in the ordinary course of business consistent with past practice; (ii) the liquidation of Property received in settlement of debts owing to such Person or any of its Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person or any of its Subsidiaries in the ordinary course of business; (iii) when used with respect to the Corporation, any asset disposition permitted pursuant to Section 6.01 which constitutes a disposition of all or substantially all of the Corporation’s Property; (iv) the sale or transfer of any Property by such Person or any of its Restricted Subsidiaries to such Person or any of its Restricted Subsidiaries; (v) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary; (vi) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; (vii) a disposition in the form of a Restricted Payment permitted to be made pursuant to Section 3.06; (viii) the sale of Temporary Cash Investments owned by such Person in the ordinary course of business; (ix) a Sale and Leaseback Transaction subject to the terms of Section 3.09; (x) the sale by the Corporation of its St. Catharines, Ontario mill and/or its Beauharnois, Québec mill; (xi) operating leases with a term of two years or less; (xii) the sale or transfer of Property in which the aggregate gross proceeds (including the fair market value of any Property or other assets received and any Indebtedness assumed in connection with such sale or transfer) do not exceed $1 million for any such transaction or series of related transactions; and (xiii) any Investments by such Person.

“Attributable Indebtedness” means Indebtedness deemed to be Incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended), excluding payments for insurance, taxes, assessments, utilities, operating and labor costs and similar charges.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) , the Winding-up Act (Canada) or any other Canadian federal or provincial law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding-up, liquidation, reorganization or relief of debtors.

“Board of Directors” means the board of directors or any authorized committee thereof responsible for the management of the business and affairs of the Corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York or the City of Montreal are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate Net Cash Proceeds received by the Corporation from the issue or sale (other than to a Subsidiary of the Corporation or an employee stock ownership plan or trust established by the Corporation or any Subsidiary of the Corporation, unless and only to the extent that, after taking into account any related Incurrence of Indebtedness by the Corporation or any Subsidiary of the Corporation, the issue or sale to an employee stock ownership plan or trust results in and has the same financial impact to the Corporation as if made to an independent third party) by the Corporation of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change of Control” means such time as (i) (A) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than the Current Equity Holders and their respective Affiliates that are other agencies of the Crown in right of Québec or corporations directly or indirectly wholly owned by the Government of Québec, becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than (x) 35% of the total voting rights attaching to the then outstanding Voting Capital Stock of the Corporation and (y) the total voting rights attached to the then outstanding Voting Capital Stock of the Corporation beneficially owned by the Current Equity Holders and their respective Affiliates that are other agencies of the Crown in right of Québec or corporations directly or indirectly wholly owned by the Government of Québec, and (B) the Current Equity Holders and their respective Affiliates that are other agencies of the Crown in right of Québec or corporations directly or indirectly wholly owned by the Government of Québec do not have the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the Board of Directors; (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by the Current Equity Holders and their respective Affiliates that are other agencies of the Crown in right of Québec or corporations directly or indirectly wholly owned by the Government of Québec at a time when they have the right or ability referred to in clause (i)(B) of this definition) cease for any reason to constitute a majority of the directors then in office; or (iii)(A) the Corporation amalgamates or consolidates with or merges into any other Person or sells, conveys, transfers or leases all or substantially all of its assets to any Person or (B) any Person amalgamates or consolidates with or merges into the Corporation, in either event pursuant to a transaction in which any Voting Capital Stock of the Corporation outstanding immediately prior to the effectiveness thereof is reclassified or changed into or exchanged for cash, securities or other property, unless, in the case of (A) or (B), as applicable, pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Capital Stock of the surviving corporation.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Corporation and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities, on a consolidated basis, after eliminating (i) all intercompany items between the Corporation and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Fixed Charge Coverage Ratio” means, as of the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), the ratio of (i) the aggregate amount of EBITDA of the Corporation and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date to (ii) the aggregate Consolidated Interest Expense of the Corporation and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Corporation and its Restricted Subsidiaries expected by the Corporation to be outstanding on the Transaction Date, taking into account in such pro forma calculation the receipt and application of the proceeds of any Indebtedness Incurred on such date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; provided that if the Corporation or any of its Restricted Subsidiaries is party to any Interest Rate Agreement which would have the effect of changing the interest rate on any Indebtedness of the Corporation or any of its Restricted Subsidiaries for such four-quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Corporation or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs. In addition, (x) if since the beginning of the four full fiscal quarter period preceding the Transaction Date, the Corporation or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (y) if since the beginning of the four fiscal quarter period preceding the Transaction Date, the Corporation or any of its Restricted Subsidiaries shall have acquired any material assets (including a Restricted Subsidiary), or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves the acquisition of any material assets or a Restricted Subsidiary, EBITDA shall be calculated on a pro forma basis as if the acquisition of such assets (or such Restricted Subsidiary), had occurred on the first day of such four fiscal quarter period.

“Consolidated Interest Expense” means, for any Person (or in the case of the Corporation, the Corporation and its Restricted Subsidiaries), for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financings, including commitment, availability and similar fees, and amortization of debt issuance costs, non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs (excluding realized gains or losses in connection with Exchange Rate Agreements) associated with, any Hedging Obligation, however denominated, with respect to such Indebtedness), the amount of dividends in respect of Disqualified Stock of such Person, the amount of Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of such Person held by Persons other than such Person or a Subsidiary of such Person, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the amount of interest on Indebtedness Incurred pursuant to clause (iii) of the definition of Indebtedness, the interest component of rentals in respect of any Capitalized Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, but excluding any gains or losses in respect of Indebtedness denominated in foreign currency as a result of fluctuations in exchange rates and any losses on repayment of any Indebtedness, determined on a consolidated basis in accordance with GAAP and the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Corporation) in connection with Indebtedness Incurred by such plan or trust. For purposes of this definition, interest on a Capitalized Lease Obligation or a Sale and Leaseback Transaction shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation or Sale and Leaseback Transaction in accordance with GAAP consistently applied.

“Consolidated Net Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Corporation and its consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the

Corporation or a Restricted Subsidiary; (ii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iii) treasury stock; (iv) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (v) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Net Income” of a Person means for any period, the net income (loss) of such Person and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) with respect to the Corporation, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in clause (iv) below, the Corporation’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Corporation or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Corporation’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition (although such net income (loss) shall be taken into account for purposes of the definition of “Consolidated Fixed Charge Coverage Ratio” and the pro forma calculations provided for therein), (iii) with respect to the Corporation, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Corporation, except that (A) subject to the limitations contained in (iv) below, the Corporation’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Corporation or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Corporation’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (or loss) realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss (or any unusual or nonrecurring items or any losses incurred, in each case in respect of the purchase by the Corporation of any of its Indebtedness) and (vi) the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Corporation and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Corporation or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Corporation and the Restricted Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter of the Corporation ended at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the stated capital with respect to the Capital Stock of the Corporation plus (ii) contributed capital and surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Corporation in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Corporation or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Corporate Trust Office” means the office of the Trustee located in New York, New York, at which at any particular time its corporate services business shall be principally administered, which office at the date of execution of this Indenture is located at 101 Barclay Street, New York, New York 10286, except that for purposes of the presentation of Securities for payment or registration of transfer or exchange, such term means the office or agency of the Trustee at which at any particular time the corporate agency business of the Trustee shall be conducted, which office at the date of execution of this Indenture is located at 101 Barclay Street, New York, New York 10286.

“Credit Agreement” means the $450,000,000 Credit Agreement among the Corporation, as borrower, and Domtar Industries Inc., Domtar Gypsum Inc., Norkraft Quévillon Inc., La Compagnie J.B. Rolland & Fils, as Material Subsidiaries, and two Canadian banks, as Administrative Agents, and certain Canadian banks, as Lenders, as in effect on the date of the Indenture.

“Current Equity Holders” means Société générale de financement du Québec (“SGF”), Caisse de dépot et placement du Québec (“Caisse”) or any other agency of the Crown in right of Québec.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

“Disqualified Stock” of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Securities.

“EBITDA” means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied, except that with respect to the Corporation each of the foregoing items shall be determined on a consolidated basis with respect to the Corporation and its Restricted Subsidiaries only.

“Event of Default” has the meaning set forth under Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate Agreement” means, for any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary, designed to provide protection against fluctuations in currency exchange rates, incurred in the ordinary course of business.

“Existing Lines of Business” means the lines of business of the Corporation and its Subsidiaries described in the 1995 Annual Information Form under “Item 3—Narrative Description of the Business” and any businesses directly related or ancillary thereto.

“GAAP” means accounting principles generally accepted in Canada as in effect on the Issue Date, unless stated otherwise.

“Guarantee” means with respect to any Person, without duplication, any obligation, contingent or otherwise (other than an endorsement for collection or deposit in the ordinary course of business), directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or (ii) entered into for the purpose of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect to such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligation” means, for any Person, any obligation of such Person pursuant to any Interest Rate Agreement, Exchange Rate Agreement, commodity swap agreement, commodity option, forward agreement or any other similar agreement or arrangement.

“Holder” means the person in whose name a Security is registered on the register maintained by the Registrar as provided in Section 2.03.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “ Incurrence”, “Incurred”, “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however. that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further that, solely for purposes of determining compliance with Section 3.03, amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness; provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any Property (excluding any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (and, in the case of indebtedness any portion of which is required to be presented as an equity element upon a balance sheet of such Person prepared in accordance with GAAP, the amount of such equity element; provided that the amount of Indebtedness in respect of any such indebtedness shall not exceed the aggregate principal amount then outstanding of such indebtedness), and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons, (iv) any Disqualified Stock (for purposes of this definition, the amount of Indebtedness in respect of Disqualified Stock shall be the amount of all obligations with respect to the redemption, repayment or other repurchase of such Disqualified Stock), (v) any Attributable Indebtedness, (vi) all obligations of such Person in respect of letters of credit, banker’s acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit or similar instruments securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (vii) in the case of the Corporation, Preferred Stock of its Restricted Subsidiaries and (viii) to the extent not otherwise included in clauses (i) through (vii) of this paragraph, any payment obligations of any such Person at the time of determination under any Hedging Obligation. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date. For purposes of determining compliance with Section 3.03, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or more than one of the clauses of the definition of “Permitted Indebtedness”, the Corporation, in its sole discretion, shall not be required to include the amount and type of such Indebtedness in more than one of such clauses and the amount of Indebtedness, other than Disqualified Stock, issued at a price that is less than the principal amount thereof shall be equal at the relevant time to the amount of the liability in respect thereof determined in accordance with GAAP.

“Indenture” means this Indenture, as amended, supplemented or modified from time to time.

“Independent Appraiser” means an investment banking firm of national standing with experience in underwriting debt and/or equity securities for operators of Related Businesses or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Corporation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee at the direction of the Corporation.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to provide protection against fluctuations in interest rates.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Rating Group (or any successor to the rating agency business thereof), respectively, or the equivalent thereof by any other Rating Agencies contemplated by the definition thereof.

“Investment Grade Status” shall be deemed to have been reached on the date that the rating assigned to the Securities by all Rating Agencies is an Investment Grade Rating.

“Issue Date” means the date on which the Securities are initially issued.

“Lien” means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any capitalized Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Net Available Cash” from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such Properties or assets or received in any other non-cash form) in each case net of, without duplication, (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any agreement relating to such Indebtedness or of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and all amounts segregated from the general funds of the Corporation for payment to such minority interest holders, and (iv) all amounts provided by the Corporation or its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Corporation or a Subsidiary thereof, after such Asset Sale (including in respect of environmental, pension, other post-employment liabilities and liabilities in respect of indemnification claims associated with such Asset Sale).

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Norkraft” means Norkraft Quévillon Inc., a corporation organized under the laws of Canada.

“Notes” means the Corporation’s 8-3/4% Notes due 2006.

“Officer” means any of the Treasurer, Assistant Treasurer, any Senior Vice President or Vice President, the Chief Financial Officer or the Chief Executive Officer.

“Officers’ Certificate” means a certificate signed by two Officers at least one of whom shall be the principal executive officer or principal financial officer of the Corporation.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be counsel to the Corporation or the Trustee.

“Permitted Liens” means (i) Liens on the Property of the Corporation or any Restricted Subsidiary existing on the Issue Date; (ii) Liens on the Property of the Corporation or any Restricted Subsidiary to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (i), (vi), (ix) or (xii) of this definition; provided, however, that any such Lien will be limited to all or part of the same Property subject to the original Lien (plus improvements on or additions to such Property) or substitute Property of the Corporation or the Restricted Subsidiary, as applicable, the fair market value of which is determined in good faith by the Board of Directors (as evidenced by a Board Resolution) and, in the case of Property with a fair market value of US $10 million or more, an Independent Appraiser to be substantially the same as, or less than, the fair market value of the Property substituted and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (i), (vi), (ix) or (xii) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Corporation in connection with such refinancing, refunding, extension, renewal or replacement; (iii) Liens for taxes, assessments or governmental charges or levies on the Property of the Corporation or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings or Liens for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes as estimated and paid; (iv) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens on the Property of the Corporation or any Restricted Subsidiary arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (v) Liens on the Property of the Corporation or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice; (vi) Liens on Property at the time the Corporation or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Corporation or such Restricted Subsidiary; provided, however, that such Lien shall not have been Incurred in anticipation of such transaction or series of related transactions pursuant to which such Property was acquired by the Corporation or any Restricted Subsidiary; provided further, however, that such Lien may not extend to any other Property (other than improvements on or additions to such Property) owned by the Corporation or any other Restricted Subsidiary; (vii) other Liens on the Property of the Corporation or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (viii) pledges or deposits by the Corporation or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Corporation or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Corporation or any Restricted Subsidiary, or deposits for the payment of rent, in each case incurred in the ordinary course of business; (ix) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property (other than improvements on or additions to such Property) of the Corporation or any other

Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien shall not have been incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary; (x) reservations, limitations, provisos and conditions expressed in any original grants from the Crown which do not materially adversely impair the use of the subject property by the Corporation or a Subsidiary as such property is used as of the Issue Date; (xi) Liens securing Purchase Money Obligations incurred in compliance with the provisions of this Indenture, limited to the property acquired in the transaction in which the Purchase Money Obligation was incurred; (xii) Liens securing Indebtedness (and other related obligations) under the Credit Agreement; (xiii) Liens on the assets of a Receivables Subsidiary in a Qualified Receivables Transaction; (xiv) servitudes, licenses, easements, rights-of-way and rights in the nature of easements (including servitudes, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cable) which, in each case, do not in the aggregate materially adversely impair or interfere with the use of the subject Property by the Corporation or any of its Subsidiaries or in respect to which the Corporation or any of its Subsidiaries has made satisfactory arrangements for relocation so that such use will not in the aggregate be materially and adversely impaired; (xv) zoning and building by-laws and ordinances and municipal by-laws and regulations, which, in each case, do not materially adversely impair or interfere with the use of the subject Property by the Corporation or any of its Subsidiaries; or (xvi) the Lien in respect of any judgment rendered which is being contested diligently and in good faith by appropriate proceedings by the Corporation or any of its Subsidiaries and which does not have a material adverse effect on the ability of the Corporation and its Subsidiaries to operate the business or operations of the Corporation or its Subsidiaries.

“Permitted Refinancing Indebtedness” means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness including any successive extensions, renewals, substitutions, refinancings or replacements, so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement (other than to finance fees and expenses, including any premium and defeasance costs), (ii) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being refinanced and (iv) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; provided that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Corporation or (b) Indebtedness of the Corporation or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“principal” of a Security means the principal of such Security plus the premium, if any, payable on such Security which is due or overdue or is to become due at the relevant time.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such Person).

“Purchase Money Obligations” of any Person means any obligations of such Person or any of its subsidiaries to any seller or any other Person incurred or assumed in connection with the purchase of real or personal property to be used or related to the business of such Person or any of its subsidiaries.

“Qualified Letter of Credit” means an irrevocable letter of credit or similar assurance of payment issued by a bank or trust company which has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Corporation or any of its Subsidiaries pursuant to which the Corporation or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Corporation or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which, in each case, are customarily and regularly transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

“Rating Agencies” mean Standard & Poor’s Rating Group, a division of McGraw Hill, Inc. (“S&P’s”), and Moody’s Investor Services, Inc. (“Moody’s”) or any successor to the respective rating agency businesses thereof; provided, that in the event that either but not both of S&P’s or Moody’s or any successor to the respective rating agency businesses thereof shall cease to exist as a rating agency business, then the other shall be the sole Rating Agency for purposes of this definition; provided, further, that in the event that both S&P’s or any successor to the rating agency business thereof and Moody’s or any successor to the rating agency business thereof shall cease to exist as rating agency businesses, then “Rating Agencies” shall mean two “nationally recognized statistical rating organizations” (as defined in Rule 436 under the Securities Act).

“Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of the Corporation to effect a Change of Control.

“Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Corporation to effect a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Securities are rated by any Rating Agency on the Rating Date as an Investment Grade Rating, the rating of the Securities by the Rating Agencies shall be below an Investment Grade Rating, or (b) in the event the Securities are rated below an Investment Grade Rating by the Rating Agencies on the Rating Date, the rating of the Securities by any Rating Agency shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Corporation which engages in no activities other than in connection with the financing of accounts receivable and which is designated by or pursuant to the authority of the Board of Directors (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any Subsidiary of the Corporation (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Corporation or any Subsidiary of the Corporation in any manner other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any Property of the Corporation or any Subsidiary of the Corporation, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to the representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction and other than in respect of the related pledge of the financed accounts receivable and (b) with which neither the Corporation nor any Subsidiary of the Corporation has any obligation to maintain or preserve such Subsidiary’s financial condition (other than restrictions on dividends and distributions by such Subsidiary) or cause such Subsidiary to achieve certain levels of operating results. Any such designation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to or authorizing such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Redeemable Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable for Indebtedness.

“Redemption Date” means, when used with respect to any Security or part thereof to be redeemed hereunder, the date fixed for redemption of such Security pursuant to the terms of the Security and this Indenture.

“Redemption Price” means, when used with respect to any Security or part thereof to be redeemed hereunder, the price fixed for redemption of such Security pursuant to the terms of the Security and this Indenture, plus accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Reference Treasury Dealer” means Salomon Brothers Inc and Goldman, Sachs & Co., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) the Corporation shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as provided to the Trustee by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Related Business” means any business, ancillary or complementary to the businesses of the Corporation and the Restricted Subsidiaries on the Issue Date.

“Restricted Payment” means (i) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of the Corporation or Capital Stock of any Restricted Subsidiary except for any dividend or distribution which is made solely to the Corporation or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Stock) of the Corporation; (ii) a payment made by the Corporation or any Restricted Subsidiary to purchase, redeem, acquire or retire any Capital Stock of the Corporation or Capital Stock of any Affiliate of the Corporation (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; or (iii) a payment made by the Corporation or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Securities purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Corporation which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Securities and was scheduled to mature after the maturity of the Securities.

“Restricted Subsidiary” means (i) any Subsidiary of the Corporation, unless such Subsidiary is an Unrestricted Subsidiary or shall have been designated as an Unrestricted Subsidiary as permitted pursuant to Section 3.10 and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to Section 3.10.

“Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries,

“SEC” means the Securities and Exchange Commission and any government agency succeeding to its functions.

“Secured Indebtedness” means any Indebtedness of the Corporation secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Record Date” for the payment of any defaulted interest means a date fixed by the Trustee pursuant to Section 2.12.

“Stated Maturity” means, with respect to any Indebtedness or security, the date specified in the agreement pursuant to which such Indebtedness was created or in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision providing for partial or full mandatory redemption or any sinking fund (but excluding, in each case, any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Corporation (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities pursuant to an agreement to that effect or by operation of law.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity

(other than a corporation) with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

“Temporary Cash Investments” means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or Canada or any agency thereof or obligations guaranteed by the United States of America or any agency thereof or Canada or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit, money-market deposits, bankers acceptances and obligations maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, Canada or any country recognized by the United States and Canada, and which bank or trust company has, or the obligation of which bank or trust company is guaranteed by a bank or trust company which has, capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act) or by Dominion Bond Rating Service or Canadian Bond Rating Service or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Corporation) organized and in existence under the laws of the United States of America, Canada or any foreign country recognized by the United States of America and Canada with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P’s or an equivalent rating by Dominion Bond Rating Service or Canadian Bond Rating Service, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P’s or “A” by Moody’s.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code § 77aaa-77bbbb), as in effect on the date of this Indenture (except as otherwise provided in Section 10.03) and, to the extent required by law, as amended.

“Treasury Rate” means, with respect to any redemption date and with respect to the Securities, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the party named as such above until a successor replaces it pursuant to this Indenture and thereafter means the successor or such successor’s successor.

“Trust Officer” means any officer in the Corporate Trust Department of the Trustee or any other officer of the Trustee assigned by the Trustee to administer this Indenture.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Corporation in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Corporation which is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to Section 3.10 and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Capital Stock” means Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the board of directors or other governing body of such corporation or Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Corporation all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Corporation and/or one or more other Wholly Owned Subsidiaries.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.11
“Affiliate Transaction”	3.08
“Allocable Excess Proceeds”	3.07
“Change of Control Offer”	5.01(a)
“Change of Control Payment”	5.01(a)
“Change of Control Payment Date”	5.01(b)(2)
“Custodian”	7.01
“Deficiency”	3.07
“Event of Default”	7.01
“Excess Proceeds”	3.07
“Excluded Holder”	3.11
“Fifth Anniversary”	3.07
“Global Security”	2.02
“Paying Agent”	2.03
“Permitted Indebtedness”	3.03(b)
“Prepayment Offer”	3.07
“Prepayment Offer Notice”	3.07
“Purchase Date”	3.07
“Purchase Price”	3.07
“Registrar”	2.03
“Security Register”	2.03
“Taxes”	3.11
“Transaction Date”	1.01
“Unoffered Excess Proceeds”	3.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Securities;

“indenture security holder” means a Holder;

“indenture to be qualified” means this indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Securities means the Corporation and any other obligor on the indenture securities.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires: (i) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect on the date of this Indenture; and (ii) words in the singular include the plural, and in the plural include the singular.

ARTICLE II

The Securities

SECTION 2.01. Form and Dating. The Securities and the Trustee’s certificate of authentication thereof shall be substantially in the form of Exhibit A hereto. The Securities may have notations, legends or endorsements approved as to form by the Corporation and required by law, stock exchange rule, agreements to which the Corporation is subject or usage. Each Security shall be dated the date of its authentication. The Securities shall be issuable only in registered form and only in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Securities shall constitute, and are hereby expressly made, a part of this Indenture and the Corporation and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.02. Execution and Authentication. Two Officers of the Corporation shall sign the Securities for the Corporation by manual or facsimile signature. The Corporation’s seal shall be reproduced on the Securities and may be in facsimile form.

If an Officer whose signature is on a Security no longer holds that office at the time a Security is authenticated, the Security shall nevertheless be valid.

A Security shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Securities shall be substantially as set forth in Exhibit A hereto.

The Trustee shall, upon a written order of the Corporation signed by two Officers of the Corporation, authenticate Securities for original issue up to the aggregate principal amount stated in the Securities in the form of one or more Global Securities (herein defined as the “Global Security” or “Global Securities”), which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the outstanding Securities, (ii) shall be registered in the name of the Depositary or its nominee, (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction and (iv) shall bear a legend substantially to the following effect: “Unless and until it is exchanged in whole or in part for the individual Securities represented hereby, this Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or by a Depositary or any such nominee to a successor Depositary or a nominee of successor Depositary.” The aggregate principal amount of Securities outstanding at any time may not exceed such amount except as provided in section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Corporation to authenticate Securities. An authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Corporation or an Affiliate of the Corporation.

SECTION 2.03. Registrar and Paying Agent. The Corporation shall maintain in the Borough of Manhattan, the

City of New York, an office or agency where Securities may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Securities may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Corporation in respect of the Securities and this Indenture may be served. The Registrar shall keep a register of the Securities and of their transfer and exchange (the register kept being herein sometimes referred to as the “Security Register”). The Corporation may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Corporation may change any Paying Agent or Registrar without prior notice to any Holder. No such appointment or change will relieve the Corporation of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Corporation shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Corporation fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Corporation may act as Paying Agent or Registrar.

The Corporation initially appoints the Trustee to act as the Registrar and Paying Agent and agent for service of notices and demands in connection with the Securities and this Indenture. The initial co-registrar shall be Montréal Trust Company with its principal office in the City of Montréal, Québec, Canada.

SECTION 2.04. Paying Agent To Hold Money in Trust. The Corporation shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium, if any, on the Securities, and will notify the Trustee of any default by the Corporation in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Corporation at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Corporation) shall have no further liability for the money delivered to the Trustee. If the Corporation acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Corporation, the Trustee shall serve as Paying Agent for the Securities.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Corporation shall furnish to the Trustee on or before each interest payment date for the Securities and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Registration of Transfer and Exchange. When Securities are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of securities of other authorized denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transaction are met; provided that a Security surrendered for registration of transfer or exchange shall be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Corporation shall issue Securities as Securities are presented for transfer or exchange and the Trustee shall authenticate such Securities at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with registration of transfer or exchange of Securities other than exchanges not involving any transfer pursuant to section 2.10, 5.01(c) or 10.05.

Prior to due presentment to the Trustee for registration of the transfer of any Security, the Trustee, any Agent and the Corporation may deem and treat the Person in whose name any Security is registered in the Securities Register as the absolute owner of such Security for the purpose of receiving payment of principal of, or premium, if any, and, subject to Section 2.12, interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and neither the Trustee, any Agent nor the Corporation shall be affected by notice to the contrary.

A Global Security may be transferred, in whole but not in part and in the manner provided in this Section, only to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary, or by a Depositary or any such nominee to a successor Depositary for such Global Security selected or approved by the Corporation, or to a nominee of such successor Depositary.

If at any time the Depositary for the Global Security or Global Securities notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Security or Global Securities or if at any time the Depositary for the Global Security or Global Securities shall no longer be eligible or in good standing under the Exchange Act, or other applicable statute or regulation, to continue as depositary for such Global Security or Global Securities the Corporation shall appoint a successor Depositary with respect to such Global Security or Global Securities. If a successor Depositary for such Global Security or Global Securities is not appointed by the Corporation within 90 days after the Corporation receives such notice or becomes aware of such ineligibility, the Corporation will execute, and the Trustee, upon receipt of a written order for the authentication and delivery of individual Securities in exchange for such Global Security or Global Securities, will authenticate and make available for delivery individual Securities in definitive form in an aggregate principal amount equal to the outstanding principal amount of the Global Security or Global Securities in exchange for such Global Security or Global Securities.

The Corporation may at any time and in its sole discretion determine that the Securities shall no longer be represented by such Global Security or Global Securities. Also, if an Event of Default has occurred and is continuing, the Securities shall no longer be represented by such Global Security or Global Securities. In any such event the Corporation will execute, and the Trustee, upon receipt of a written order for the authentication and delivery of individual Securities in exchange in whole or in part for such Global Security or Global Securities, will authenticate and make available for delivery individual Securities in definitive form in an aggregate principal amount equal to the outstanding principal amount of such Global Security or Global Securities in exchange for such Global Security or Global Securities.

In any exchange provided for in any of the preceding two paragraphs, the Corporation will execute and the Trustee will authenticate and make available for delivery individual Securities in definitive registered form in authorized denominations. Upon the exchange of a Global Security for individual Securities, such Global Security shall be cancelled by the Trustee. Securities issued in exchange for a Global Security pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Security shall instruct the Trustee. The Trustee shall make available for delivery such Securities to the persons in whose names such Securities are so registered.

None of the Corporation, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Depositary has advised the Corporation that, subject to the above, it will take any action permitted to be taken by a Holder (including the presentation of Securities for exchange as described above) only at the direction of one or more participants to whose account interests in the Global Security or Global Securities are credited and only in respect of such portion of the aggregate principal amount of Securities as to which such participant or participants has or have given such direction.

SECTION 2.07. Replacement Securities. If (a) any mutilated Security is surrendered to the Trustee or (b) the Corporation and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Security, and, in each case, there is delivered to the Corporation and the Trustee such security or indemnity, as required, referred to in the next succeeding sentence, then, in the absence of notice to the Corporation or the Trustee that such Security has been acquired by a bona fide purchaser, the Corporation shall issue and the Trustee, upon the written order of the Corporation signed by two Officers of the Corporation, shall authenticate and deliver a replacement Security of like tenor and principal amount if the Trustee’s requirements for replacement of Securities are met. If required by the Trustee or the Corporation, an indemnity bond or other security must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Corporation to protect the Corporation, the Trustee, any Agent and authenticating agent from any loss that any of them may suffer if a Security is replaced. Upon the issuance of any replacement Securities under this Section, the Corporation may require the payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) incurred in replacing a Security.

In case any such mutilated, destroyed, lost or stolen Security has become or is to become due and payable, or is about to be repurchased or redeemed by the Corporation pursuant to Section 3.07, Article V or Article IV hereof, the Corporation in its discretion may, instead of issuing a new Security, pay or repurchase or redeem such Security, as the case may be.

Every replacement Security is an additional obligation of the Corporation and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Securities duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 2.08. Outstanding Securities. The Securities outstanding at any time are all the Securities theretofore authenticated and delivered under this Indenture except:

(i) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Corporation) in trust or set aside and segregated in trust by the Corporation (if the Corporation shall act as its own Paying Agent) for the Holders of such Securities, provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provisions therefor satisfactory to the Trustee have been made;

(iii) Securities, except to the extent provided in Article IX, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in Article IX; and

(iv) Securities which have been paid pursuant to Section 2.07 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Corporation.

SECTION 2.09. Treasury Securities. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuer or any other obligor, or by an Affiliate of the Issuer or such other obligor, shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Securities and that the pledgee is not the Issuer or any other obligor, or any Affiliate of the Issuer or such other obligor.

SECTION 2.10. Temporary Securities. Until definitive Securities are ready for delivery, the Corporation may prepare and execute and the Trustee shall authenticate temporary Securities upon a written order of the Corporation signed by two Officers of the Corporation. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities.

If temporary Securities are issued, the Corporation will cause definitive Securities to be prepared without unreasonable delay. After the preparation of definitive Securities, the temporary securities shall be exchangeable for such definitive Securities upon surrender of such temporary Securities at the Corporate Trust Office, without charge to the Holder. Upon surrender for exchange of any one or more temporary Securities, the Corporation shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a like aggregate principal amount of definitive Securities having the same date as such temporary Securities. Until so exchanged, temporary Securities shall in all respects be entitled to the same benefits under this Indenture as definitive Securities.

SECTION 2.11. Cancellation. The Corporation at any time may deliver Securities to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange, payment or repurchase. The Trustee shall cancel all Securities surrendered for registration of transfer, exchange, payment, repurchase, replacement or cancellation. The Corporation may not issue new Securities to replace Securities that it has paid or that have been delivered to the Trustee for cancellation, except that a new Security in principal amount equal to the unredeemed portion of a Security redeemed in part pursuant to Article IV hereof will be issued in the name of the Holder thereof upon cancellation of the Security redeemed in part and otherwise as provided herein.

SECTION 2.12. Defaulted Interest. If and to the extent the Corporation fails to make or duly provide for a payment of interest on the Securities, it shall pay such interest, plus interest payable on the defaulted interest pursuant to Section 3.02 to the persons who are Holders at the close of business on a special record date (the “Special Record Date”), which the Trustee shall establish for such payment, notice of which shall be delivered by the Trustee to each Holder, not less than 10 days prior to the Special Record Date.

SECTION 2.13. Record Date. If the Corporation shall solicit from the Holders any request, demand, authorization, direction, notice, vote, consent, waiver or other act, the Corporation may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of such Holders entitled to give such request, demand, authorization, direction, notice, vote, consent, waiver or other act, but the Corporation shall have no obligation to do so. Notwithstanding Trust Indenture Act Section 316(c), any such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed.

If such a record date is fixed, such request, demand, authorization, direction, notice, vote, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Securities then outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, vote, consent, waiver or other act, and for this purpose the Securities then outstanding shall be computed as of such record date; provided that no such request, demand, authorization, direction, notice, vote, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

Any request, demand, authorization, direction, notice, vote, consent, waiver or other act by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Corporation in reliance thereon, whether or not notation of such action is made upon such Security.

SECTION 2.14. Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months. For disclosure purposes under the Interest Act (Canada), whenever in the Indenture or the Securities interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

SECTION 2.15. Predecessor Securities. All Securities issued upon any registration of transfer or exchange of Securities or in replacement of a lost, destroyed or stolen Security pursuant to Section 2.07 shall evidence the same debt, and be entitled to the same benefits under this Indenture, as the predecessor Security or Securities surrendered upon such registration of transfer or exchange or lost, destroyed or stolen, as the case may be.

SECTION 2.16. CUSIP Numbers. The Corporation in issuing the Securities may use “CUSIP” numbers and, if it does so, the Trustee shall use the CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP numbers printed in the notice or on the Securities and that reliance may be placed only on the other identification numbers printed on the Securities. The Corporation will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE III

Covenants

SECTION 3.01. Certain Covenants Suspended. The covenants set forth in this Article III and in clause (vi) of Section 6.01(a) will be applicable to the Corporation and its Restricted Subsidiaries unless and until the Corporation reaches Investment Grade Status, except that upon reaching Investment Grade Status the Corporation and its Restricted Subsidiaries will remain subject to the provisions of this Indenture described in Section 3.02, Section 3.05, Section 3.09, Section 3.10 (except for clause (i) of Section 3.l0(b)), Section 3.11, Section 3.12, Section 3.13 and Section 3.14 (collectively, the “Non-Suspended Covenants”).

After the Corporation reaches Investment Grade Status, and notwithstanding that the rating assigned to the Corporation may later cease to be an Investment Grade Rating by either of the Rating Agencies or both, the Corporation and its Restricted Subsidiaries will be released from their obligations to comply with the covenants set forth in this Article III and in clause (vi) of Section 6.01(a) other than the Non-Suspended Covenants.

SECTION 3.02. Payment of Securities. The Corporation shall pay the principal of, premium (if any) and interest on the Securities in immediately available funds on the dates and in the manner provided in the Securities and in this Indenture. Principal, premium (if any) and interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Corporation or an Affiliate of the Corporation) holds on that date money designated for and sufficient to pay all principal, premium (if any) and interest then due.

The Corporation shall pay interest on overdue principal and premium (if any) on the Securities at the rate then borne by the Securities; it shall pay interest on overdue installments of interest at the same rate to the extent legally permitted.

SECTION 3.03. Limitation on Indebtedness. (a) The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness unless, after giving effect to the Incurrence on a pro forma basis no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (i) after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Corporation’s Consolidated Fixed Charge Coverage Ratio would have been greater than 2.0 or (ii) such Indebtedness is Permitted Indebtedness.

(b) “Permitted Indebtedness” is defined to include any and all of the following:

(i) Indebtedness in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, will not exceed the greater of (x) the maximum aggregate principal amount of Indebtedness that could be Incurred pursuant to the Credit Agreement by the Corporation on the Issue Date assuming all conditions were satisfied and (y) the sum of (A) 60% of the book value of the inventory of the Corporation and its Restricted Subsidiaries and (B) 80% of the book value of the accounts receivables of the Corporation and its Restricted Subsidiaries;

(ii) Indebtedness of the Corporation owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Corporation or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Corporation or a Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof on the date of such issuance, transfer or event;

(iii) Indebtedness represented by the securities and the Notes, any Indebtedness (other than the Indebtedness described or referenced in clauses (i) or (ii) above (including in respect of the Credit Agreement)) outstanding on the Issue Date and any Permitted Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii), clause (i) of paragraph (a) above or clause (v) of this paragraph (b);

(iv) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Corporation (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Corporation); provided, however, that the Corporation, after acquiring such Restricted Subsidiary and after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv), would have been able to Incur US $1.00 of additional Indebtedness pursuant to clause (i) of paragraph (a) above and (B) Permitted Refinancing Indebtedness Incurred by such Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

(v) Indebtedness Incurred by the Corporation or any of its Restricted Subsidiaries and used to fund capital expenditures in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (v) and then outstanding (including any Permitted Refinancing Indebtedness Incurred in respect of this clause (v) contemplated by clause (iii) of this paragraph (b)), will not exceed US $150 million (including any such Indebtedness incurred within 90 days of a capital expenditure to fund such capital expenditure);

(vi) Indebtedness (A) in respect of performance bonds, banker’s acceptances, trade letters of credit and surety or appeal bonds provided by the Corporation and its Restricted Subsidiaries in the ordinary course of their business and which do not secure other Indebtedness, and (B) under Exchange Rate Agreements and Interest Rate Agreements; provided, however, that, in the case of Exchange Rate Agreements and Interest Rate Agreements, such Exchange Rate Agreements and Interest Rate Agreements do not increase the Indebtedness of the Corporation outstanding any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(vii) Purchase Money Obligations directly incurred by the Corporation or any of its Restricted Subsidiaries and used to fund the acquisition of capital assets in the ordinary course of business (including any such obligations incurred within 90 days after such acquisition); provided that (A) each such obligation shall be paid in full not later than 360 days after the subject asset is delivered to the purchaser thereof and (B) the aggregate amount of Purchase Money Obligations outstanding at any time for purposes of this clause (vii) shall not exceed US $50 million;

(viii) Indebtedness of the Corporation or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Corporation or any of its Restricted Subsidiaries, incurred or assumed in connection with the disposition of any business, assets or Restricted Subsidiary of the Corporation other than guarantees or similar credit support by the Corporation or any of its Restricted Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness in the nature of such guarantees shall at no time exceed the gross proceeds actually received from the sale of such business, assets or Restricted Subsidiary; or

(ix) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (i) of paragraph (a) above or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (ix) and then outstanding, will not exceed US $150 million.

(c) Notwithstanding the foregoing, the Corporation may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Securities to at least the same extent as such Subordinated Obligations.

SECTION 3.04. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to the Corporation or any other Restricted Subsidiary, (b) make any loans or advances to the

Corporation or any other Restricted Subsidiary or (c) transfer any of its Property to the Corporation or any other Restricted Subsidiary. Such limitation will not apply (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (i) in existence under or by reason of any agreements in effect on the Issue Date, (ii) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if either (A) such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Corporation or (B) such encumbrance or restriction was created in connection with the refinancing of pre-existing Indebtedness in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Corporation, the new Indebtedness is Permitted Refinancing Indebtedness and such encumbrance or restriction relates only to the Property previously subject to an encumbrance or restriction under the pre-existing Indebtedness (and any improvements or additions to such Property) and is no more restrictive in the aggregate than was its predecessor or (iii) which result from the renewal, refinancing, extension or amendment of an agreement referred to in clauses (1)(i) and (ii) above and in clauses (2)(i) and (ii) below, provided, such encumbrance or restriction is no more restrictive in the aggregate to such Restricted Subsidiary and is not less favorable in the aggregate to the Holders of Securities than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, and (2) with respect to clause (c) only, to (i) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured pursuant to the provisions under Section 3.03 and Section 3.05 that limits the right of the debtor to dispose of the Property securing such Indebtedness, (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired (and any improvements or additions to such Property) and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (iv) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

SECTION 3.05. Limitation on Liens. The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its Properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Securities shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Corporation may Incur Liens to secure Indebtedness as long as, after giving pro forma effect to the Incurrence of such Lien and the receipt and application of proceeds from the Indebtedness secured thereby, the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 10% of Consolidated Net Assets, as determined based on the consolidated balance sheet of the Corporation as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

SECTION 3.06. Limitation on Restricted Payments. The Corporation shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing, (b) the Corporation could not Incur at least US $1.00 of additional Indebtedness pursuant to clause (i) of paragraph (a) of Section 3.03 or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (the amount of any Restricted Payment, if made other than in cash, shall be determined based upon fair market value) would exceed an amount equal to the sum of (i) 50% of the aggregate Consolidated Net Income of the Corporation accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 30 days prior to the date of such Restricted Payment (or, if Consolidated Net Income during such period shall be a deficit, less 100% of such deficit), (ii) Capital Stock Sale Proceeds and (iii) the amount by which Indebtedness of the corporation or any Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Subsidiary of the Corporation) subsequent to the Issue Date of any Indebtedness of the Corporation or any Restricted

Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Corporation (less the amount of any cash or other Property distributed by the Corporation or any Restricted Subsidiary upon conversion or exchange).

Notwithstanding the foregoing limitation, the Corporation may (a) pay dividends on or make distributions in respect of its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends or distributions could have been paid in compliance with the foregoing limitation, (b) redeem, repurchase, defease, acquire or retire for value, any Subordinated Obligation (whether pursuant to its terms or by operation of law) with the proceeds of any Permitted Refinancing Indebtedness, (c) acquire, redeem or retire Capital Stock of the Corporation or any Subordinated Obligation in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Corporation (other than Disqualified Stock), (d) pay dividends on, or make any mandatory market repurchases in respect of, its Preferred Stock outstanding on the Issue Date, in accordance with the terms of such Preferred Stock as in effect on the Issue Date, (e) make Restricted Payments (the amount of any Restricted Payment, if made other than in cash, shall be determined based on fair market value) otherwise not permitted as a result of the terms of clause (b) or (c) of the preceding paragraph, the aggregate amount of such Restricted Payments made since the Issue Date not to exceed US $50 million, and (f) repurchase those shares of Capital Stock of Norkraft issued and outstanding on the Issue Date and not owned on the Issue Date by the Corporation.

Any payments made pursuant to clauses (b), (c) or (f) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Issue Date; provided, however, that the proceeds from the issuance of Capital Stock pursuant to clause (c) of the immediately preceding paragraph shall not constitute Capital Stock Sale Proceeds for purposes of clause (c)(ii) of the first paragraph of this covenant if and to the extent such proceeds are utilized to make Restricted Payments. Any payments made pursuant to clauses (a), (d) and (e) of the immediately preceding paragraph shall be included in the calculation of the aggregate amount of Restricted Payments made after the Issue Date.

SECTION 3.07. Limitation on Asset Sales. The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date unless (i) the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a majority of the Board of Directors, including a majority of the independent directors, as evidenced by a Board Resolution, or as determined based upon an opinion letter from an Independent Appraiser (which opinion letter shall identify such Independent Appraiser as such and be dated within 30 days of such Asset Sale)) of the Property subject to such Asset Sale and (ii) at least 75% of the consideration paid to the Corporation or such Restricted Subsidiary in connection with such Asset Sale is in the form of (w) cash or cash equivalents or notes secured as to payment of principal and interest by a Qualified Letter of Credit, (x) the assumption or repayment of Indebtedness of the Corporation or a Restricted Subsidiary (together, in each case, with a complete and unconditional release of all obligations of the Corporation and its Restricted Subsidiaries in respect of such Indebtedness) or (y) Property (including Capital Stock constituting a majority of the total voting power attached to the then outstanding Voting Capital Stock of any Person the primary business of which is a Related Business or, in connection with an Investment by the Corporation or a Restricted Subsidiary in a joint venture in a Related Business, Capital Stock of the Person formed in connection with such joint venture) to be used by the Corporation and its Restricted Subsidiaries in a Related Business (the amount of consideration in respect of Property to be equal to its fair market value, determined as aforesaid), or (z) any combination of (w), (x) or (y).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Corporation or a Restricted Subsidiary, to the extent the Corporation or such Restricted Subsidiary elects, (A) to prepay, repay or purchase (1) Indebtedness of a Restricted Subsidiary, (2) Indebtedness under the Credit Agreement (without requiring a reduction in the committed amount of the Credit Agreement) or (3) other Indebtedness of the Corporation (other than any Subordinated Obligation), provided that, in the case of clause (A)(3), such Indebtedness has (i) a Stated Maturity no later than the Stated Maturity of the Securities or the Notes, as applicable, and (ii) an Average

Life equal to or shorter than the Average Life of the Securities or the Notes, as applicable; or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Corporation or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale that is not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Corporation for investment in identified Additional Assets in respect of a project that shall have been commenced prior to the end of such twelve-month period and shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds US $20 million, the Corporation will be required to make an offer to purchase (the “Prepayment Offer”) the Securities, in an amount equal to the Allocable Excess Proceeds (as defined below) at a purchase price (the “Purchase Price”) equal to an amount not less than 100% of the principal amount of each such Security, plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate principal amount of all Securities surrendered for purchase by Holders thereof exceeds the applicable amount of Allocable Excess Proceeds, then the Trustee shall select the Securities to be purchased pro rata according to principal amount with such adjustments as may be deemed appropriate by the Corporation so that only Securities in denominations of US $1,000, or integral multiples thereof, shall be purchased. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Securities have been given the opportunity to tender their

Securities for purchase as described in the following paragraph in accordance with this Indenture, the Corporation or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds will be reset to zero; provided that the amount of the Unoffered Excess Proceeds (as defined below) shall constitute Excess Proceeds in respect of the Securities for purposes of the first Prepayment Offer that is made after the fifth anniversary of the Issue Date (the “Fifth Anniversary”), “Allocable Excess Proceeds” means the product of (x) the Excess Proceeds and (y) a fraction, the numerator of which is the aggregate principal amount of the Securities outstanding on the date of the Prepayment Offer and the denominator of which is the sum of the aggregate principal amount of the Securities outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Indebtedness of the Corporation outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Securities and subject to terms and conditions in respect of Asset Sales similar in all material respects to this Section 3.07 and requiring the Corporation to make an offer to purchase such Indebtedness substantially at the same time of the Prepayment Offer.

Notwithstanding the foregoing, in no event shall the Corporation be required to repurchase or make a Prepayment Offer or Prepayment Offers to purchase more than 25% of the original aggregate principal amount of the Securities on or prior to the Fifth Anniversary. If (x) the aggregate Allocable Excess Proceeds (disregarding any resetting to zero pursuant to the preceding paragraph) resulting from Asset Sales occurring on or prior to the Fifth Anniversary that, but for the first sentence of this paragraph, the Corporation would be required to apply to repurchase or make an offer or offers to purchase Securities, less (y) any Deficiencies resulting from any Prepayment Offer made on or prior to the Fifth Anniversary, exceed the sum of (a) 25% of the original aggregate principal amount of the Securities, plus (b) without duplication of amounts specified in clause (y) of this sentence, any portion of such Allocable Excess Proceeds in excess of 25% of the original aggregate principal amount of the Securities applied at the election of the Corporation to repurchase or make an offer or offers to purchase Securities prior to the Fifth Anniversary (such excess being the “Unoffered Excess Proceeds”), then, subject to and in accordance with the procedures set forth in this covenant, within five Business Days after the Fifth Anniversary the

Corporation shall make a Prepayment Offer for the Securities in an amount equal to the Unoffered Excess Proceeds applicable to the Securities. “Deficiency” shall mean an amount equal to the excess, if any, of the aggregate principal amount of Securities offered to be purchased pursuant to a Prepayment Offer over the aggregate principal amount of Securities tendered in respect of such Prepayment Offer.

Within five Business Days after the date Net Available Cash from an Asset Sale is treated as “Excess Proceeds” under this covenant, the Corporation shall, if it is obligated to make a Prepayment Offer, send a written notice, by first-class mail, to the Holders of Securities (the “Prepayment Offer Notice”), accompanied by such information regarding the Corporation and its Subsidiaries as the Corporation in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Corporation is offering to purchase Securities pursuant to the provisions of this Section, (b) that any Security (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the “Purchase Date”), (d) the aggregate principal amount of Securities to be purchased and (e) a description of the procedures which Holders of Securities must follow in order to tender their Securities (or portions thereof) and the procedures that Holders of Securities must follow in order to withdraw an election to tender their Securities (or portions thereof) for payment.

SECTION 3.08. Limitation on Transactions with Affiliates. The Corporation shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Corporation (an “Affiliate Transaction”) unless the terms thereof (1) are no less favorable to the Corporation or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves aggregate consideration in excess of

US $10 million but less than or equal to US $25 million, (i) are set forth in writing, (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (iii) satisfy the terms of clause (1) of this covenant and (3) if such Affiliate Transaction involves aggregate consideration in excess of US $25 million, (i) (x) have been determined by an Independent Appraiser to be fair to the Corporation and its Restricted Subsidiaries, from a financial standpoint, or (y) satisfy the terms of clause (2) (ii) of this Section and (ii) satisfy the terms of clauses (1) and (2) (i) of this Section.

Notwithstanding the foregoing limitation, the Corporation may enter into or suffer to exist the following: (i) any Restricted Payment made in accordance with Section 3.06; (ii) any transaction or series of transactions between the Corporation and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries (provided that no more than 5% of the Capital Stock in any of such Restricted Subsidiaries is beneficially owned by an Affiliate of the Corporation (other than another Restricted Subsidiary)); (iii) the payment of compensation (including, amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Corporation or any of its Restricted Subsidiaries, so long as the Board of Directors of the Corporation in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; (iv) any transaction pursuant to any contract in existence on the Issue Date between the Corporation and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; (v) loans and advances to employees made in the ordinary course of business and consistent with past practice of the Corporation or such Restricted Subsidiary, as the case may be; and (vi) any transaction or series of transactions between the Corporation and Norkraft, so long as Norkraft remains a Restricted Subsidiary owned solely by the Corporation and an entity owned solely by Norkraft employees.

SECTION 3.09. Limitation on Sale and Leaseback Transactions. The Corporation will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (i) the Corporation or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the

Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to Section 3.03 and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the Securities pursuant to Section 3.05 and (ii) the net cash proceeds received by the Corporation or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the fair market value (determined as specified in the first paragraph under Section 3.07) of such Property.

SECTION 3.10. Designation of Restricted and Unrestricted Subsidiaries. (a) Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Corporation or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Corporation may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Corporation or any of its Restricted Subsidiaries as an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns or holds any Capital Stock or Indebtedness of, or holds any Lien on any Property of, the Corporation, or any Restricted Subsidiary of the Corporation; provided, however, (i) such designation is effective on the Issue Date or within 30 days after the first meeting of the Board of Directors to occur following the date on which such Subsidiary became a Subsidiary of the Corporation or of a Restricted Subsidiary or (ii) the Subsidiary to be so designated has total assets of US $1,000 or less. An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary upon compliance with the provisions of the next paragraph. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors pursuant to a Board Resolution delivered to the Trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the Trustee.

(b) The Corporation will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Corporation could Incur at least US $1.00 of additional Indebtedness pursuant to clause (i) of paragraph (a) of Section 3.03 and (ii) no Default or Event of Default would occur or be continuing.

SECTION 3.11. Canadian Withholding Taxes. All payments made on behalf of the Corporation under or with respect to the Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Taxes”), unless the Corporation is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Corporation is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Securities, the Corporation will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to payments made to a Holder (an “Excluded Holder”) in respect of a beneficial owner (i) with which the Corporation does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making of such payment or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Securities or the receipt of payments thereunder. The Corporation will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law.

The Corporation will furnish to the Holder of the Securities, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Corporation. The Corporation will upon written request of each Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Securities and (ii) any Taxes imposed with respect to any reimbursement under the immediately preceding clause (i), but excluding any such Taxes on such Holder’s net income, such that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than such Taxes on such Holder’s net income) on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the Securities is due and payable, if the Corporation becomes obligated to pay Additional Amounts with respect to such payment, the Corporation will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders on the payment date. Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a purchase of Securities by the Corporation, (c) interest or (d) any other amount payable on or with respect to any of the Securities, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

SECTION 3.12. SEC Reports; Reports to Holders. The Corporation shall transmit to the Commission and file with the Trustee and cause to be mailed directly to each of the Holders of the Securities at such Holder’s last address appearing in the Security Register, without cost to such Holders, within 15 days after the Corporation is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rule and regulation prescribe) which the Corporation is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Corporation is not required to file information, documents or reports pursuant to either of such Sections, then the Corporation will file with the Commission and provide to the Holders of the Securities and the Trustee annual reports and other information, documents and reports which are required to be filed by a Person similarly situated to the Corporation subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, which reports, information and documents, regardless of applicable requirements, shall, at a minimum, contain such information required to be provided or set forth in, as applicable, annual and quarterly reports under the laws of Canada or any province thereof provided to securityholders of a company with securities listed on The Toronto Stock Exchange (whether or not the Corporation has any of its securities so listed); provided, however, that the Corporation shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings. Any financial statement contained in each of such reports will be prepared in accordance with GAAP, and in the case of the annual financial statements will contain a reconciliation to accounting principles generally accepted in the United States prepared in accordance with the applicable rules and regulations of the Commission in respect of such reconciliation. The Corporation also shall comply with the other provisions of TIA § 314(a).

SECTION 3.13. Compliance Certificates. The Corporation shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Corporation, an Officers’ Certificate (one signatory to which shall be its principal executive officer, principal financial officer or principal accounting officer) stating that a review of the activities of the Corporation and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Corporation has kept, observed, performed, fulfilled and complied with their obligations, covenants and conditions under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge the Corporation has kept, observed, performed, fulfilled and complied with each and every applicable covenant and condition contained in this Indenture and is not in default in performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge and the nature and status thereof). For purposes of this paragraph, compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

SECTION 3.14. Notice of Defaults. Subject to the last paragraph of Section 7.01, upon the occurrence of any Default or Event of Default under this Indenture, the Corporation within 10 days after it becomes aware thereof, shall deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Corporation is taking or proposes to take with respect thereto.

ARTICLE IV

Redemption of the Securities

SECTION 4.01. Notice of Trustee. If the Corporation elects to redeem the Securities pursuant to paragraph 5 of the Securities, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Securities to be redeemed. The Corporation shall give each such notice to the Trustee at least 60 calendar days prior to the Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Corporation to the effect that such redemption will comply with any conditions to such redemption set forth herein and in the Securities.

SECTION 4.02. Selection of Securities To Be Redeemed. If less than all of the Securities are to be redeemed at any time, the Trustee shall select the Securities to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, provided that the Trustee may not select for redemption in part Securities of US $1,000 in original principal amount or less. In selecting Securities to be redeemed pursuant to this Section 4.02, the Trustee shall make such adjustments, reallocations and eliminations as it shall deem proper so that the principal amount of each Security to be redeemed shall be $1,000 or an integral multiple thereof, by increasing, decreasing or eliminating any amount less than $1,000 which would be allocable to any Holder. The Trustee in its discretion may determine the particular Securities (if there are more than one) registered in the name of any Holder which are to be redeemed, in whole or in part. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Corporation promptly of the Securities or portions of Securities to be redeemed.

SECTION 4.03. Notice of Redemption. At least 30 calendar days but not more than 60 calendar days before a Redemption Date, the Corporation shall send a notice of redemption, first class mail, postage prepaid, to Holders of Securities to be redeemed at the addresses of such Holders as they appear in the Security Register.

The notice shall identify the Securities to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price (and shall specify the portion of such Redemption Price that constitutes the amount of accrued and unpaid interest to be paid, if any);

(c) the name and address of the Paying Agent;

(d) that the Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption price;

(e) if any Global Security is being redeemed in part, the portion of the principal amount of such Global Security to be redeemed and that, after the Redemption Date, the Global Security, with a notation adjusting the principal amount thereof to be equal to the unredeemed portion, will be returned to the Holder thereof;

(f) if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;

(g) that, unless the Corporation defaults in making the redemption payment, interest on the Securities (or portions thereof) called for redemption shall cease and such Securities (or portions thereof) shall cease to accrue interest on and after the Redemption Date;

(h) the paragraph of the Securities pursuant to which the Securities are being called for redemption;

(i) if any Security is to be redeemed in part only, the portion of the principal amount thereof to be redeemed;

(j) that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, provided that each such new Security issued shall be in a principal amount in denominations of $1,000 and integral multiples thereof; and

(k) the CUSIP if applicable;

(l) any other information necessary to enable Holders to comply with the notice of redemption.

At the Corporation’s request, the Trustee shall give the notice of redemption in the Corporation’s name and at the Corporation’s expense. In such event, the Corporation shall provide the Trustee with the information required by this Section 4.03 in a timely manner.

SECTION 4.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Securities called for redemption shall become due and payable on the Redemption Date and at the Redemption Price stated in such notice. Upon surrender to the Paying Agent, such Securities shall be paid at the Redemption Price stated in such notice. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 4.05. Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, on each Redemption Date, the Corporation shall deposit with the Paying Agent (or, if the Corporation, one of its Subsidiaries or any of their Affiliates is the Paying Agent, the Paying Agent shall segregate and hold in trust for the benefit of the Holders) money, in United States Federal or other immediately available funds, sufficient to pay the Redemption Price on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption on such date which have been delivered by the Corporation to the Trustee for cancellation.

So long as the Corporation complies with the preceding paragraph and the other provisions of this Article IV, interest on the Securities to be redeemed on the applicable Redemption Date shall cease to accrue from and after such date and such Securities or portions thereof shall be deemed not to be entitled to any benefit under this

Indenture except to receive payment of the Redemption Price on the Redemption Date. If any Security called for redemption shall not be so paid upon surrender for redemption, then, from the Redemption Date until such principal, premium (if any) and accrued but unpaid interest is paid, interest shall be paid on the unpaid principal and premium (if any) at the rate then borne by the Securities, and, to the extent permitted by law, on any accrued but unpaid interest thereon, at the same rate.

SECTION 4.06. Redemption for Changes in Canadian Withholding Taxes. The Securities may be redeemed, at the option of the Corporation, at any time as a whole but not in part, on not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Corporation has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts with respect to the Securities as a result of a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after July 26, 1996.

ARTICLE V

Right To Require Repurchase

SECTION 5.01. Purchase of Securities at the Option of Holders upon a Change of Control. (a) Upon the occurrence of a Change of Control Triggering Event, the Corporation shall notify the Trustee in writing of such occurrence within 30 days thereafter and shall make an offer to purchase (the “Change of Control Offer”), and each Holder of Securities shall have the right to require the Corporation to purchase, all or any part (equal to US $1,000 or an integral multiple thereof) of each Holder’s Securities at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date (as hereinafter defined) (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”) in accordance with the procedures set forth in this Section 5.01.

(b) Within 30 days following any Change of Control Triggering Event with respect to the Securities, the Corporation shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) mail a notice to each Holder of Securities stating:

(1)	that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to this Section 5.01 and that all Securities timely tendered will be accepted for payment, subject to the terms and conditions set forth herein;

(2)	the Change of Control Payment and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Security (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(4)	that any Securities (or portions thereof) not tendered will continue to accrue interest;

(5)	a description of the transaction or transactions constituting the Change of Control Triggering Event;

(6)	that Holders accepting the offer to have their Securities purchased pursuant to a Change of Control Offer will be required to surrender such Securities to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(7)	that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of such Securities delivered for purchase, and a statement that such Holder is withdrawing his election to have such Securities purchased;

(8)	that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, provided that each Security purchased and each such new Security issued shall be in a principal amount in denominations of $1,000 and integral multiples thereof; and

(9)	any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

(c) On the Change of Control Payment Date, the Corporation shall (a) accept for payment the Securities or portions thereof duly tendered pursuant to the Change of Control Offer and not withdrawn, (b) deposit with the Paying Agent money sufficient to pay the Change of Control Payment with respect to all Securities accepted for payment, and (c) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate indicating the Securities or portions thereof tendered to the Corporation. The Paying Agent shall promptly mail to each Holder of Securities so accepted payment in an amount equal to the Change of Control Payment for such Securities, and the Trustee shall promptly authenticate and mail to such Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered; provided that each such new Security shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

SECTION 5.02. Covenant To Comply with Securities Laws upon Purchase of Securities. In connection with any purchase of Securities under Section 3.07 or Section 5.01 by the Corporation, the Corporation shall, to the extent then applicable and required by law, (i) comply with Rule 14e-l (which term, as used herein, includes any successor provisions thereto) under the Exchange Act and any other securities laws and regulations thereunder and (ii) otherwise comply with all United States Federal and state securities laws so as to permit the rights and obligations under Section 3.07 or Section 5.01 to be exercised in the time and in the manner specified in such Sections. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of Section 3.07 or Section 5.01, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Section 3.07 or Section 5.01 by virtue thereof.

ARTICLE VI

Merger, Amalgamation, Consolidation and Sale of Assets

SECTION 6.01. When Corporation May Merge, Amalgamate, Consolidate or Sell Assets. (a) The Corporation may not amalgamate with, consolidate with or merge with or into any Person (other than a merger of a Wholly Owned Subsidiary into the Corporation), or convey, sell, transfer, assign, lease or otherwise dispose of all or substantially all of its assets (in one transaction or a series of related transactions) to any Person, unless: (i) the Corporation shall be the surviving Person (the “Surviving Person”), or the Surviving Person (if other than the Corporation) formed by such amalgamation, consolidation or into which the Corporation is merged or to which the assets of the Corporation are transferred, conveyed, sold, assigned or leased shall be a corporation organized and existing under the Federal laws of Canada or the laws of any province thereof or the laws of the United States or any State thereof or the District of Columbia; (ii) the Surviving Person (if other than the Corporation) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Corporation under the Securities and this Indenture, and the obligations under this Indenture shall remain in full force and effect; (iii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Corporation’s Property, such Property shall have been so transferred as an entirety or virtually as an entirety to one Person; (iv) immediately after giving effect to such transaction, the Surviving Person will have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Corporation immediately prior to such transaction; (v) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (vi) immediately after giving effect to such transaction on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), (A) the Surviving Person would be able to Incur at least US $1.00 of additional Indebtedness pursuant to clause (i) of paragraph (a) under Section 3.03 or (B) the Surviving Person would have a Consolidated Fixed Charge Coverage Ratio which is not lower than the Consolidated Fixed Charge Coverage Ratio of the Corporation immediately prior to such transaction; and (vii) the Corporation shall have received an opinion of outside counsel in Canada to the effect that (A) any payment of interest or principal on the Securities by the Corporation to a Holder will, after the amalgamation, consolidation, merger, sale, conveyance, transfer, assignment, lease or other disposition of assets be exempt from Canadian withholding tax if the Holder is or is deemed to be a non-resident of Canada, deals at arm’s length with the Surviving Person for purposes of the Income Tax Act (Canada) at the time of making the payment and (B) no other taxes on income (including taxable capital gains) will be payable under the Income Tax Act (Canada) by a Holder of the Securities who is or who is deemed to be a non-resident of Canada in respect of the acquisition, ownership or disposition of the Securities, including the receipt of interest, principal or premium thereon, provided that such Holder does not use or hold, and is not deemed to use or hold the Securities in carrying on a business in Canada for purposes of the Income Tax Act (Canada) and, in the case of a Holder of the Securities who carries on an insurance business in Canada and elsewhere, the Securities are not effectively connected with its Canadian insurance business.

(b) In connection with any amalgamation, consolidation, merger or transfer (or like transaction) contemplated by this provision, the Corporation shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such amalgamation, consolidation, merger or transfer (or like transaction) and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

(c) The Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Indenture, but the predecessor Corporation in the case of a sale, conveyance, transfer, assignment, lease or other disposition of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Securities.

ARTICLE VII

Defaults and Remedies

SECTION 7.01. Events of Default. An “Event of Default” occurs with respect to the Securities if:

(1)	the Corporation fails to make the payment of any principal of the Securities when the same becomes due and payable at maturity, upon acceleration, redemption or declaration, or otherwise;

(2)	the Corporation fails to make the payment of any interest or Additional Amounts on any of the Securities, when the same becomes due and payable, and such failure continues for a period of 30 days;

(3)	the Corporation fails to comply with any other covenant in the Securities or this Indenture and such failure continues for 45 days after the notice specified below;

(4)

a default or defaults resulting in acceleration of any Indebtedness of the Corporation or any Restricted Subsidiary that is outstanding in a principal amount of $25 million or more, or any failure of the Corporation or any Restricted Subsidiary to pay any such Indebtedness at final maturity beyond any applicable grace period or any failure of the Corporation or any Restricted Subsidiary to pay any such Indebtedness in the event such Indebtedness shall be declared to be due and payable or required to be prepaid prior to the Stated Maturity thereof;

(5)	any judgment or judgments for the payment of money in excess of US $25 million shall be rendered against the Corporation or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

(6)	the Corporation or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency, unless, in the case of a Restricted Subsidiary, the Consolidated Net Tangible Assets attributable to such Restricted Subsidiary is less than 2  1/2% of the Consolidated Net Tangible Assets of the Corporation as of the end of the fiscal quarter immediately preceding the date of the occurrence of any such event; and

(7)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Corporation or any Restricted Subsidiary in an involuntary case;

(B) appoints a Custodian of the Corporation or any Restricted Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Corporation or any Restricted Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days, unless, in the case of a Restricted Subsidiary, the Consolidated Net Tangible Assets attributable to such Restricted Subsidiary is less than 2 1/2% of the Consolidated Net Tangible Assets of the Corporation as of the end of the quarter immediately preceding the date of the occurrence of any such event.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (3) to this Section 7.01 is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding notify the Corporation of the Default (with a copy of the notification to the Trustee in the case of notice from the Holders) and the Corporation does not cure such Default within 45 days after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Corporation shall deliver to the Trustee, within 10 days after the occurrence thereof, written notice in the form of an Officers’ certificate of any Default that has occurred and is continuing or in the event that the Trustee, any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Corporation gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness in the principal amount of less than US $25 million). The Officers’ Certificate shall specify such Default, notice or other action.

SECTION 7.02. Acceleration. If an Event of Default (other than an Event of Default specified in

Section 7.01(6) or (7) with respect to the Corporation) occurs and is continuing, the Trustee by notice to the Corporation, or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding by notice to the Corporation and the Trustee, may declare the principal of all the Securities then outstanding, plus accrued but unpaid interest to the date of acceleration, to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(6) or (7) with respect to the Corporation occurs, the principal of and accrued but unpaid interest on all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may rescind and annul any acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium (if any) or accrued but unpaid interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Securities because of an Event of Default specified in clause (4) of Section 7.01 above, such declaration of acceleration shall be automatically annulled if (a) the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration, notification or action, as applicable, in respect of such Indebtedness, (b) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Corporation and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders or Person or Persons entitled to take the action described in clause (4) within 30 days after such declaration of acceleration in respect of the Securities, and (c) no other Event of Default has occurred during such 30-day period which has not been cured or waived in accordance with the terms of this Indenture.

SECTION 7.03. Other Remedies. If an Event of Default with respect to the Securities occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium (if any) or interest on, the Securities or to enforce the performance of any provision of such Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

SECTION 7.04. Waiver of Past Defaults. Subject to Sections 7.02, 7.07 and 10.02, the Holders of at least a majority in principal amount of the Securities then outstanding by notice to the Trustee may waive any existing Default or Event of Default with respect to such Securities and its consequences or compliance with any provision of this Indenture or the Securities. When a Default or Event of Default with respect to the Securities is waived, it is cured and ceases with respect to the Securities.

SECTION 7.05. Control by Majority. Subject to Sections 7.02, 7.07 and 10.02, the Holders of at least a majority in principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Securities. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

SECTION 7.06. Limitation on Suits. A Holder of a Security may not pursue a remedy or institute a proceeding with respect to this Indenture or the Securities unless: (i) the Holder gives to the Trustee written notice of a continuing Event of Default with respect to the Securities; (ii) the Holders of at least 25% in aggregate principal amount of the Securities then outstanding make a written request to the Trustee to pursue the remedy or institute the proceeding in its own name as Trustee hereunder; (iii) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability, cost or expense to be incurred in compliance with such request; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period the Holders of at least a majority in aggregate principal amount of the Securities then outstanding do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 7.07. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Security to receive payment of principal of, premium (if any) or interest on the Security on or after the respective due dates expressed or provided for in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.08. Collection Suit by Trustee. If an Event of Default specified in Section 7.01(1) or (2) occurs and is continuing with respect to the Securities, the Trustee may recover judgment in its own name and as trustee of an express trust against the Corporation or any other obligor on the Securities for the whole amount of principal, premium (if any) and accrued interest remaining unpaid on the Securities. The Corporation or any other obligor on the Securities shall pay interest on overdue principal and premium, if any (including interest accruing on or after filing of any petition in bankruptcy or reorganization relating to the Issuer or any other obligor on the Securities, whether or not a claim for post-filing interest is allowed in such proceeding), and the Corporation or any other obligor on the Securities shall pay interest on overdue installments of interest, to the extent permitted by law (including interest accruing on or after the filing of any petition in bankruptcy or reorganization relating to the Issuer or any other obligor on the Securities, whether or not a claim for post-filing interest is allowed in such proceeding), in each case at the rate then borne by the Securities, and such further amount as shall be sufficient to cover, the costs and expense of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 7.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceeding relative to the Corporation or any other obligor upon the Securities, its creditors or its property under any Bankruptcy Law, and shall be entitled and empowered to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it under Section 8.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 7.10. Application of Moneys Collected by Trustee. Any moneys collected by the Trustee with respect to the Securities pursuant to this Article VII shall be applied in the order following, at the date or dates fixed by the Trustee and, in case of the distribution of such moneys on account of principal, premium (if any) or interest, upon presentation of the Securities, and the notation thereon of the payment, if only partially paid, and upon surrender thereof, if fully paid:

FIRST: To the payment of all amounts due to the Trustee pursuant to Section 8.07 (which, in the event that moneys have been collected in respect of the Securities and other securities of the Corporation, shall be allocated among such series of securities pro rata based on the aggregate principal amount of each series then outstanding);

SECOND: In case the principal or premium (if any) of the outstanding Securities shall not have become due at maturity, by required repurchase, by declaration or otherwise, to the payment of interest on the outstanding Securities, in the order of the maturity of the installments of such interest, with interest (to the extent that such interest has been collected by the Trustee) upon the overdue installments of interest at the same rate as the rate of interest specified in the Securities, such payments to be made ratably to the persons entitled thereto, without discrimination or preference;

THIRD: In case the principal or premium (if any) of the outstanding Securities shall have become due, at maturity, by required repurchase, by declaration or otherwise, to the payment of the whole amount then owing and unpaid upon the Securities for principal and premium, if any, and interest, with interest upon the overdue principal and premium, if any, and (to the extent that such interest has been collected by the Trustee) upon overdue installments of interest at the same rate as the rate of interest specified in the Securities; and in case such moneys shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such principal, premium, if any, and interest, without preference or priority of principal and premium, if any, over interest, or of interest over principal and premium, if any, or of any installment of interest over any other installment of interest, or of any Securities over any other Securities, ratably in proportion to the aggregate of such principal and premium, if any, and accrued and unpaid interest; and

FOURTH: The remainder, if any, to the Corporation, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

Any moneys collected by the Trustee with respect to the Securities and other securities of the Corporation pursuant to this Article VII shall be applied as set forth above in this Section 7.10 upon all such securities pro rata based on the aggregate principal amount of each such series of securities then outstanding, without discrimination or preference.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Corporation a notice that states the record date, the payment date and the amount to be paid.

SECTION 7.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this

Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07 or a suit by Holders of more than 10% in aggregate principal amount of the Securities then outstanding.

SECTION 7.12. Parties May Be Restored to Former Position and Rights in Certain Circumstances. In the event the Trustee or any Holder shall have proceeded to enforce any right under this Indenture by suit, foreclosure or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or any Holder, then in every such case, the Corporation and the Trustee or any Holder shall be restored without further act to their respective former positions and rights hereunder, and all rights, remedies and powers of the Trustee or any Holder shall continue as though no such proceedings had been taken, except to the extent determined in litigation adversely to the Trustee or any Holder, as the case may be.

ARTICLE VIII

Trustee

SECTION 8.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default: (1) the Trustee need perform only those duties that are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee and (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not, on their face, they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct except that: (1) this paragraph does not limit the effect of paragraph (b) of this Section 8.01, (2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or other officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts and (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 8.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability, cost or expense (including, without limitation, reasonable fees and disbursements of counsel).

(f) The Trustee shall not be obligated to pay interest on any money received by it unless otherwise agreed in writing with the Corporation. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 8.02. Rights of Trustee. Except as provided in Section 8.01:

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or Matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an

Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Corporation shall be sufficient if signed by an Officer of the Corporation.

(f) The Trustee may consult with counsel of its choice and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Securities pursuant to this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 8.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Corporation or an Affiliate of the Corporation with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 8.10 and 8.11.

SECTION 8.04. Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Securities; it shall not be accountable for the Corporation’s use of the proceeds from the Securities or any money paid to the Corporation upon the Corporation’s direction under any provision hereof; and it shall not be responsible for any statement in the Securities other than its authentication.

SECTION 8.05. Notice of Defaults. If a Default or Event of Default with respect to the Securities occurs and is continuing and if a Trust Officer has received written notice thereof, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after the occurrence thereof unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal or premium (if any) or interest on any Security (including any failure to make any mandatory repurchase required hereunder), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the best interest of the Holders.

SECTION 8.06. Reports by Trustee to Holders. Within 60 days after each January 1 beginning with January 1, 1997, the Trustee shall mail to Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). Commencing at such time, the Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit reports required by TIA § 313 by mail as required by TIA § 313(c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC, if required, and each stock exchange, if any, on which the Securities are listed. The Corporation shall notify the Trustee when the Securities are listed on any stock exchange.

SECTION 8.07. Compensation and Indemnity. The Corporation shall pay to the Trustee from time to time such compensation as agreed to by the Trustee for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Except as otherwise expressly provided herein, the Corporation shall reimburse the Trustee upon request for all reasonable disbursements, advances (if any) and expenses incurred by it, including in particular, but without limitation, those incurred in connection with the enforcement of any remedies hereunder. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Except as set forth in the next paragraph, the Corporation shall indemnify and hold harmless the Trustee, its directors, officers, employees and agents against any damage, claim, loss, liability, cost or expense (including, without limitation, fees and expenses of counsel) other than taxes based upon, measured by or determined by the income of the Trustee incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including without limitation the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of, or failure to exercise or perform, any of its powers or duties hereunder. The Trustee shall notify the Corporation promptly of any claim for which it may seek indemnity. The Corporation may defend such claim and the Trustee shall cooperate in such defense. In the event of a conflict between the Corporation and the Trustee, the Trustee may have separate counsel and the Corporation shall pay the reasonable fees and expenses of such counsel.

The Corporation need not reimburse any expense or indemnify against any loss, liability, cost or expense incurred by the Trustee through the Trustee’s negligence, wilful misconduct or bad faith.

To secure the Corporation’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee, except that held in trust to pay the principal of, premium (if any) and interest on particular Securities. Such obligations shall survive the satisfaction and discharge of this Indenture, and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 7.01 occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 8.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign and be discharged from the trust hereby created with respect to the Securities by so notifying the Corporation. The Holders of a majority in principal amount of the then outstanding Securities may remove the Trustee with respect to such Securities by so notifying the Trustee and the Corporation. The Corporation may remove the Trustee with respect to the Securities if: (i) the Trustee fails to comply with Section 8.10 or TIA § 310; (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law; (iii) a Custodian or public officer or receiver takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Corporation shall promptly appoint a successor Trustee. The Trustee shall be entitled to payment of its fees and reimbursement of its expenses while acting as Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in principal amount of then outstanding Securities may appoint a successor Trustee with respect to such Securities to replace the successor Trustee appointed by the Corporation.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Corporation or the Holders of at least 10% in principal amount of the then outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with clauses (i) through (iv) of the second paragraph of this Section with respect to the Securities, any Holder of such Securities may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to such Securities.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Corporation. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Corporation shall mail a notice of the successor Trustee’s succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee for the Securities to the successor Trustee for the Securities, subject to the lien provided for in Section 8.07. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Corporation’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee with respect to expenses, losses and liabilities incurred by it prior to such replacement.

SECTION 8.09. Successor Trustee by Merger. Etc. Subject to Section 8.10, if the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor entity without any further act shall be the successor Trustee. In case any Securities have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation of such authenticating trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

SECTION 8.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof or the District of Columbia authorized under such laws to exercise corporate trust powers, shall be subject to supervision or examination by Federal or state authority or a District of Columbia authority and shall have combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Subject to the preceding paragraph, this Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(l) and (5). The Trustee is subject to TIA § 310(b).

SECTION 8.11. Preferential Collection of Claims Against the Corporation. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE IX

Discharge of Indenture; Defeasance

SECTION 9.01. Discharge of Liability on Securities; Defeasance. (a) When (i) the Corporation delivers to the Trustee all outstanding Securities for cancellation or (ii) all outstanding Securities have become due and payable or will become due and payable at their Stated Maturity within one year and the Corporation irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Securities, including interest thereon, and if in either case the Corporation pays all other sums payable hereunder by the Corporation, then this Indenture shall, subject to Sections 9.0l(c), 9.02 and 9.06, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Corporation accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Corporation.

(b) Subject to sections 9.01(c), 9.02 and 9.06, the Corporation at any time may terminate (i) all its obligations under the Securities and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 5.01, 7.01(4), 7.01(5), 7.01(6) and 7.01(7) (with respect to Restricted Subsidiaries), and 6.01(a)(iv) and 6.01(a)(vi) (“covenant defeasance option”). The Corporation may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Corporation exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Corporation exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 7.01(3) (other than with respect to Section 6.01), 7.01(4), 7.01(5), 7.01(6) or 7.01(7) (only with respect to Restricted Subsidiaries) or because of the failure of the Corporation to comply with Sections 6.01(a)(iv) or 6.01(a)(vi).

Upon satisfaction of the conditions set forth herein and upon request of the Corporation, the Trustee shall acknowledge in writing the discharge of those obligations that the Corporation terminates.

(c) Notwithstanding clauses (a) and (b) above, the Corporation’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 8.07, 8.08, 9.04, 9.05 and 9.06 shall survive until the Securities have been paid in full. Thereafter, the Corporation’s obligations in Sections 8.07, 9.04 and 9.05 shall survive.

SECTION 9.02. Conditions to Defeasance. The Corporation may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Corporation irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity or an earlier redemption in accordance with the terms of this Indenture;

(2) the Corporation delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities to maturity;

(3) 90 days pass after the deposit is made and during the 90-day period no Default specified in Section 7.01(6) or (7) with respect to the Corporation occurs which is continuing at the end of the period;

(4) the deposit does not constitute a default under any other material agreement to which the Corporation is a party;

(5) the Corporation delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Corporation Act of 1940;

(6) in the case of the legal defeasance option, the Corporation shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Corporation has received from the Internal Revenue Service or Revenue Canada a ruling, or (ii) since the date of this Indenture there has been a change in the applicable

U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax, Canadian Federal or provincial income tax, or certain other tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax, Canadian Federal or provincial income tax and other taxes on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(7) in the case of the covenant defeasance option, the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax, Canadian Federal or provincial income tax or certain other tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. Federal income tax, Canadian Federal or provincial income tax and other taxes on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(8) the Corporation delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article IX have been complied with.

SECTION 9.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article IX. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.

SECTION 9.04. Repayment to Corporation. The Trustee and the Paying Agent shall promptly turn over to the Corporation upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Corporation upon written request any money held by them for the payment of principal, premium (if any) or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Corporation for payment as general creditors.

SECTION 9.05. Indemnity for Government Obligations. The Corporation shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 9.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article IX by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Corporation’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article IX until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article IX.

ARTICLE X

Amendments

SECTION 10.01. Without Consent of Holders. The Corporation and the Trustee may amend this Indenture or the Securities without prior notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of the Corporation under this Indenture;

(3) to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code;

(4) to add Guarantees with respect to the Securities or to secure the Securities;

(5) to add to the covenants of the Corporation for the benefit of the Holders or to surrender any right or power herein conferred upon the Corporation;

(6) to comply with any requirement of the SEC in connection with qualifying this Indenture under the TIA; or

(7) to make any change that does not adversely affect the rights of any Holder in any material respect.

After an amendment under this Section becomes effective, the Corporation shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 10.02. With Consent of Holders. The Corporation and the Trustee may amend this Indenture or the Securities without prior notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities). However, without the consent of each Holder affected, an amendment may not:

(1) reduce the amount of Securities whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Security;

(3) reduce the principal of or extend the Stated Maturity of any Security;

(4) make any Security payable in money other than that stated in the Security;

(5) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities;

(6) subordinate in right of payment, or otherwise subordinate, the Securities to any other obligations of the Corporation;

(7) make any change in the second sentence of this Section;

(8) reduce the premium payable upon the redemption of any Security or change the time of which any Security may or shall be redeemed under Article IV; or

(9) make any change in Section 3.11 that adversely affects the rights of any Holder or amend the terms of the Securities or this Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Corporation shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 10.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 10.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder.

The Corporation may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 10.05. Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Corporation or the Trustee so determines, the Corporation in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment. The term “Security” as used in this Section 10.05 shall be deemed to include the Global Security or Global Securities.

SECTION 10.06. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article X if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that (i) such amendment is authorized or permitted by this Indenture and that all conditions precedent to the execution, delivery and performance of such amendment have been satisfied; (ii) the Corporation has all necessary corporate power and authority to execute and deliver the amendment and that the execution, delivery and performance of such amendment has been duly authorized by all necessary corporate action; (iii) the execution, delivery and performance of the amendment do not conflict with, or result in the breach of or constitute a default under any of the terms, conditions or provisions of (a) the

Indenture, (b) the Certificate of Incorporation or By-Laws of the Corporation, (c) any law or regulation applicable to the Corporation, (d) any material order, writ, injunction or decree of any court or governmental instrumentality having jurisdiction over the Corporation or (e) any material agreement or instrument to which the Corporation is subject; (iv) such amendment has been duly and validly executed and delivered by the Corporation, and the Indenture together with such amendment constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles; and (v) the Indenture together with such amendment complies with the TIA.

SECTION 10.07. Payment for Consent. Neither the Corporation nor any Affiliate of the Corporation shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE XI

Miscellaneous

SECTION 11.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with a provision (an “incorporated provision”) included in this Indenture by operation of Sections 310 to 318, inclusive, of the TIA, such imposed duties or incorporated provision shall control.

SECTION 11.02. Notices. Any notice or communication to the Corporation or the Trustee is duly given if in writing and delivered in person or mailed by first-class mail, or sent by facsimile transmission confirmed in writing, in each case to the address set forth below:

If to the Corporation:

Domtar Inc.

395 de Maisonneuve Blvd. West

Montreal, Québec H3A 1L6

Tel. No. 514-848-5400

Fax No. 514-848-6850

Attention of General Counsel

If to the Trustee:

The Bank of New York

101 Barclay Street

New York, NY 10286

Tel. No. 212-815-5359

Fax No. 212-815-5915

Attention of Corporate Trust Department

The Corporation or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed by first-class mail to his address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in such notice or communication shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except that notice to the Trustee shall only be effective upon receipt thereof by the Trustee.

If the Corporation mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Securities. The Corporation, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Corporation to the Trustee to take any action under this Indenture, the Corporation shall furnish to the Trustee: (i) an Officers’ Certificate (which shall include the statements set forth in Section 11.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and (ii) an Opinion of Counsel reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include: (i) a statement that the person making such certificate or opinion has read and understands such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

SECTION 11.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or for a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07. No Recourse Against Others. All liability described in Section 17 of the Securities or the Indenture of any incorporator, director, officer, employee or stockholder, as such, of the Corporation is waived and released.

SECTION 11.08. Duplicate Originals. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

SECTION 11.09. Governing Law. This Indenture and the Securities shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State without reference to principles of conflicts of laws.

SECTION 11.10. Successors. All agreements of the Corporation in this Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11. Severability. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12. Consent to Jurisdiction and Service. The Corporation irrevocably submits to the jurisdiction of any Federal court (or, if such court refuses to take jurisdiction, any New York State Court) located in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture or any Security. The Corporation irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any suit, action or proceeding brought in such a court has been brought in any inconvenient forum. The Corporation agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Corporation and may be enforced in the courts of Canada (or any other courts to the jurisdiction of which the Corporation is subject) by a suit upon such judgment, provided that service of process is effected upon the Corporation in the manner specified in the following paragraph or as otherwise permitted by law; provided, however, that the Corporation does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment in each case before the trial court of a U.S. Federal or State court having appellate jurisdiction over such trial court or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.

As long as any of the Securities remain outstanding, the Corporation will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding arising out of or relating to the Indenture or any Security. Service of process upon such agent and written notice of such service mailed or delivered to the Corporation shall to the extent permitted by law be deemed in every respect effective service of process upon the Corporation in any such legal action or proceeding. The Corporation hereby irrevocably appoints CT Corporation System, whose address is, as of the date hereof, 1633 Broadway, New York, New York 10019, as its agent for such purpose until August 1, 2018, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at said address (or at such other address in the Borough of Manhattan, The City of New York, as the Corporation may designate by written notice to the Trustee).

The Corporation hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraphs by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Corporation set forth in the first paragraph of this instrument or to any other address of which the Corporation shall have given written notice to the Trustee. The Corporation irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service and mailing (i) shall be deemed in every respect effective service of process upon the Corporation in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service.

Nothing in this Section shall affect the right of the Trustee or any Holder to serve process in any manner permitted by law or limit the right of the Trustee to bring proceedings against the Corporation in the courts of any jurisdiction or jurisdictions.

SECTION 11.13. Counterpart Originals. This Indenture may be signed in one or more counterparts. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.14. Benefits of Indenture. Nothing in this Indenture or in the Securities, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent, any Registrar or co-registrar and the Holders) any benefit or any legal or equitable right, remedy or claim under this Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

DOMTAR INC., as issuer,

by	/s/ Pierre Fitzgibbon
Name:	Pierre Fitzgibbon
Title:	Senior Vice-President and Chief Financial Officer

by	/s/ Christian Dubé
Name:	Christian Dubé
Title:	Vice-President and Treasurer

[Seal]

Attest:

/s/ Nathalie Roussin
Name:	Nathalie Roussin
Title:	Legal Assistant

THE BANK OF NEW YORK, Trustee,

by
Name:
Title:

[Seal]

Attest:

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

DOMTAR INC., as issuer,

by
Name:
Title:

[Seal]

Attest:

Name:
Title:

THE BANK OF NEW YORK, Trustee,

by	/s/ MARY JANE MORRISSEY
Name:	MARY JANE MORRISSEY
Title:	VICE PRESIDENT

[Seal]

Attest:

/s/ PAUL J. SCHMALZEL
Name:	PAUL J. SCHMALZEL
Title:	Assistant Treasurer

EXHIBIT A

FORM OF FACE OF 2016 DEBENTURE

DOMTAR INC.

R – 1	CUSIP No. 257561AT7

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO DOMTAR INC. OR THE REGISTRAR FOR REGISTRATION OF TRANSFER OR EXCHANGE AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS HAS BEEN REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS HAS BEEN REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR BY A DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCCESSOR DEPOSITARY AND TRANSFERS OF INTERESTS IN THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.06 OF THE INDENTURE, DATED AS OF JULY 31, 1996, BETWEEN DOMTAR INC. AND THE TRUSTEE NAMED THEREIN, PURSUANT TO WHICH THIS SECURITY WAS ISSUED.

GLOBAL SECURITY

REPRESENTING 9-1/2% DEBENTURES DUE 2016

Domtar Inc., a corporation incorporated under the Canada Business Corporations Act (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Corporation”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum indicated on Schedule A hereof, on August 1, 2016.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Corporation has caused this Security to be duly executed under its corporate seal.

DOMTAR INC.

By:
Name:
Title:

By:
Name:
Title:

[Corporate Seal]

Attest:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Name:
Title:

FORM OF REVERSE SIDE OF 2016 DEBENTURE

DOMTAR INC.

GLOBAL SECURITY

REPRESENTING 9-1/2% DEBENTURES DUE 2016

1. Indenture.

This Security is one of a duly authorized issue of debt securities of the Corporation designated as its “9-1/2% Debentures due 2016” (herein called the “Securities”) limited in aggregate principal amount at Stated Maturity to $125,000,000 issued under an indenture dated as of July 31, 1996 (as amended from time to time, the “Indenture”) between the Corporation and The Bank of New York, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Corporation, the Trustee and each Holder of Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The summary of the terms of this Security contained herein does not purport to be complete and is qualified by reference to the Indenture. All terms used in this Security which are not defined herein shall have the meanings assigned to them in the Indenture.

The Indenture imposes certain limitations on the ability of the Corporation and its Restricted Subsidiaries to, among other things, make certain Restricted Payments, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, enter into certain Sale and Leaseback Transactions, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Corporation to amalgamate, consolidate or merge with or into any other Person, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property of the Corporation to any other Person.

After the Corporation has reached Investment Grade Status, and notwithstanding that the rating assigned to the Corporation may later cease to be an Investment Grade Rating by either of the Rating Agencies or both, the Corporation and its Restricted Subsidiaries will be released from their obligations to comply with certain of the limitations referred to above. However, the Corporation and its Restricted Subsidiaries will remain obligated to comply with certain other of such limitations upon reaching Investment Grade Status.

2. Principal and Interest.

The Corporation promises to pay the principal amount set forth on Schedule A of this Security to the Holder hereof on August 1, 2016.

The Corporation shall pay interest at a rate of 9-1/2% per annum, semiannually on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing on February 1, 1997, in cash to the Holder hereof until the principal amount hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Indenture, be paid to the Person in whose name this Security (or the Security in exchange or substitution for which this Security was issued) is registered at the close of business on the record date for interest payable on such Interest Payment Date (the “Record Date”). The Record Date for any interest payment is the close of business on the preceding January 15 or July 15, as the case may be, whether or not a Business Day, immediately preceding the Interest Payment Date on which such interest is payable. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Record Date and shall be paid as provided in Section 2.12 of the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For disclosure purposes under the Interest Act (Canada), whenever in the Indenture or the Securities interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

To the extent lawful, the Corporation shall pay interest on (i) any overdue principal of (and premium, if any, on) this Security, at the interest rate borne on this Security, and (ii) Defaulted Interest (without regard to any applicable grace period), at the same rate. The Corporation’s obligation pursuant to the previous sentence shall apply whether such overdue amount is due at its Stated Maturity, as a result of the Corporation’s obligations pursuant to Section 3.07 or Section 5.01 of the Indenture, or otherwise.

3. Method of Payment.

The Corporation, through the Paying Agent, shall pay interest on this Security to the registered Holder of this Security, as provided above. The Holder must surrender this Security to a Paying Agent to collect principal payments. The Corporation will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of all debts public and private. Principal and interest will be payable in immediately available funds at the office of the Paying Agent but, at the option of the Corporation, interest may be paid by check mailed to the registered Holders at their registered addresses.

4. Payment Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar under the Indenture and Montréal Trust Company will act as co-registrar. The Corporation may, upon written notice to the Trustee, appoint and change any Paying Agent or Registrar. The Corporation or any of its subsidiaries may act as Paying Agent or Registrar.

5. Optional Redemption.

The Securities will be subject to redemption, in whole or in part, at any time or from time to time, at the option of the Corporation on at least 30 days’ prior notice by mail at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 62.5 basis points of the Securities, plus in each case accrued and unpaid interest to the date of redemption. On and after the date of redemption, interest will cease to accrue on the Securities or portions of Securities called for redemption on such date. The Securities may be redeemed in part but only in integral multiples of US$1,000.

The Securities may be redeemed, at the option of the Corporation, at any time as a whole but not in part, on not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Corporation has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts with respect to the Securities as a result of a change in or an amendment to the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after July 26, 1996.

Any notice to the Holders of the Securities of such a redemption need not set forth the redemption price of such Securities but need only set forth the calculation thereof as described in the first paragraph of this section entitled “Optional Redemption”. The redemption price, calculated as aforesaid, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

6. No Sinking Fund.

The Securities are not subject to any mandatory sinking fund.

7. Purchase of Securities at the Option of Holders upon a Change of Control.

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities, each Holder of Securities shall have the right to require the Corporation to purchase such Holder’s Securities, in whole, or in part in a principal amount that is an integral multiple of $1,000, pursuant to a Change of Control Offer, at a purchase price in cash equal to 101% of the principal amount thereof on any Change of Control Payment Date plus accrued and unpaid interest, if any, to the Change of Control Payment Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 calendar days following any Change of Control Triggering Event, the Corporation shall send, or cause to be sent, by mail, a notice regarding the Change of Control Offer to each Holder of Securities. The Holder of this Security may elect to have this Security or a portion hereof in an authorized denomination purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below and tendering this Security pursuant to the Change of Control Offer. Unless the Corporation defaults in the payment of the Change of Control Payment with respect thereto, all Securities or portions thereof accepted for payment pursuant to the Change of Control Offer will cease to accrue interest from and after the Change of Control Payment Date.

8. Purchase of Securities at the Option of Holders upon an Asset Sale.

If at any time the Corporation or any Restricted Subsidiary engages in any Asset Sale, as a result of which the aggregate amount of Excess Proceeds exceeds US $20 million, the Corporation shall, within five Business Days of the date the amount of Excess Proceeds exceeds US $20 million, make an offer to purchase from all Holders, on a pro rata basis, Securities in an amount equal to the Allocable Excess Proceeds at a purchase price in cash equal to an amount not less than 100% of the principal amount thereof on any date of purchase plus accrued and unpaid interest thereon, if any, to the date of purchase. If the aggregate principal amount of all Securities surrendered for purchase by Holders thereof exceeds the amount of Allocable Excess Proceeds, then the Trustee shall select the Securities to be purchased pro rata according to principal amount or by lot with such adjustments as may be deemed appropriate by the Corporation so that only Securities in denominations of US $1,000, or integral multiples thereof, shall be purchased. Upon completion of a Prepayment Offer

(including payment for accepted Securities), the Corporation may use any surplus Allocable Excess Proceeds for general corporate purposes, with any Unoffered Excess Proceeds constituting Excess Proceeds in respect of the Securities for purposes of the first Prepayment Offer that is made after the Fifth Anniversary.

Notwithstanding the preceding paragraph, in no event shall the Corporation be required to repurchase or make a Prepayment Offer or Prepayment Offers to purchase more than 25% of the original aggregate principal amount of the Securities on or prior to the Fifth Anniversary. If the aggregate Allocable Excess Proceeds (disregarding any resetting to zero pursuant to the preceding paragraph) resulting from Asset Sales occurring on or prior to the Fifth Anniversary that, but for the first sentence of this paragraph, the Corporation would be required to apply to repurchase or make an offer or offers to purchase Securities, less any Deficiencies resulting from any Prepayment Offer made on or prior to the Fifth Anniversary, constitute Unoffered Excess Proceeds, then, subject to and in accordance with the procedures set forth in the Indenture, within five Business Days after the Fifth Anniversary the Corporation shall make a Prepayment Offer for the Securities in an amount equal to the Unoffered Excess Proceeds applicable to the Securities.

Within five Business Days of the date the amount of Excess Proceeds exceeds US $20 million, the Corporation shall, if it is obligated to make a Prepayment Offer, send a written notice, by first-class mail, to each Holder of Securities. The Holder of this Security may elect to have this Security or a portion hereof in an authorized denomination purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below and tendering this Security pursuant to the Prepayment Offer. Unless the Corporation defaults in the payment of the purchase price with respect thereto, all Securities or portions thereof selected for payment pursuant to the Prepayment Offer will cease to accrue interest from and after the date of purchase.

9. The Global Security.

So long as this Global Security is registered in the name of the Depositary or its nominee, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to this Global

Security held on their behalf by the Depositary or the Trustee as its custodian, and the Depositary may be treated by the Corporation, the Trustee and any agent of the Corporation or the Trustee as the absolute owner of this Global Security for all purposes. Notwithstanding the foregoing, nothing herein shall (i) prevent the Corporation, the Trustee or any agent of the Corporation or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (ii) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of Securities.

The Holders of this Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests in this Global Security through Agent Members, to take any action which a Holder of Securities is entitled to take under the Indenture or the Securities.

Whenever, as a result of optional redemption by the Corporation, a Change of Control Offer, a Prepayment Offer or an exchange for certificated Securities, this Global Security is redeemed, repurchased or exchanged in part, this Global Security shall be surrendered by the Holder thereof to the Trustee who shall cause an adjustment to be made to Schedule A hereof so that the principal amount of this Global Security will be equal to the portion not redeemed, repurchased or exchanged and shall thereafter return this Global Security to such Holder; provided that this Global Security shall be in a principal amount of $1,000 or an integral multiple of $1,000.

10. Transfer and Exchange.

The Holder of this Global Security shall, by acceptance of this Global Security, agree that transfers of beneficial interests in this Global Security may be effected only through a book entry system maintained by such Holder (or its agent), and that ownership of a beneficial interest in the Securities represented thereby shall be required to be reflected in book entry form.

Transfers of this Global Security shall be limited to transfers in whole, and not in part, to the Depositary, its successors and their respective nominees. Interests of beneficial owners in this Global Security may be transferred in accordance with the rules and procedures of the Depositary (or its successors).

11. Denominations.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof of principal amount.

12. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Corporation at its written request unless the applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Corporation and not to the Trustee for payment unless such abandoned property law designates another Person.

13. Discharge and Defeasance.

Subject to certain conditions, the Corporation at any time may terminate some or all of its obligations under the Securities and the Indenture if the Corporation irrevocably deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity.

14. Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities and (ii) any past Default and its consequences may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Securities, the Corporation and the Trustee may amend the Indenture or the Securities (i) to add additional covenants or to surrender rights and powers conferred on the Corporation; (ii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iii) to add Guarantees with respect to the Securities or to secure the Securities; (iv) to cure any ambiguity, omission, defect or inconsistency; (v) to make any change that does not adversely affect the rights of any Holder in any material respect; (vi) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or (vii) to provide for the assumption by a successor of the obligations of the Corporation under the Indenture.

15. Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities, subject to certain limitations, may declare the principal amount of all the Securities then outstanding, plus accrued but unpaid interest to the date of acceleration, to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the principal amount of all the Securities then outstanding, plus accrued but unpaid interest to the date of acceleration, being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in principal amount of the outstanding Securities, by written notice to the Corporation and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all Events of Default have been cured or waived except nonpayment of principal or accrued but unpaid interest that has become due solely because of the acceleration.

16. Individual Rights of Trustee.

Subject to certain limitations imposed by the TIA, the Trustee or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Corporation or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent or Registrar, as the case may be, under the Indenture.

17. No Recourse Against Certain Others.

No director, officer, employee, incorporator or stockholder of the Corporation, as such, shall have any liability for any obligations of the Corporation under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Corporation. By accepting a Security, each Holder waives and releases all such liability (but only such liability) as part of the consideration for issuance of such Security to such Holder.

18. Governing Law.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

The Corporation will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security. Requests may be made to:

Domtar Inc.

395 de Maisonneuve Blvd. West

Montreal, Quebec H3A 1L6

Attention: General Counsel

19. Ranking.

The Securities will be senior unsecured obligations of the Corporation, will rank pari passu in right of payment with all existing and future senior indebtedness of the Corporation, including indebtedness pursuant to the Credit Agreement, and principal, premium (if any) and interest with respect to the Securities will be senior in right of payment to all future subordinated indebtedness of the Corporation. Holders of secured indebtedness or other obligations of the Corporation, including indebtedness pursuant to the Credit Agreement, will have a prior claim on the assets of the Corporation securing such indebtedness or obligation to the extent of such indebtedness or obligation.

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount of this Security shall be $125,000,000. The following decreases in the principal amount of this Security have been made:

Date of Decrease	Decrease in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease	Notation Made by or on Behalf of Trustee

ASSIGNMENT

(To be executed by the registered Holder

if such Holder desires to transfer this Security)

FOR VALUE RECEIVED                                          hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER TAX IDENTIFYING NUMBER OF TRANSFEREE

(Please print name and address of transferee)

this Security, together with all right, title and interest herein, and does hereby irrevocably constitute and appoint                                  Attorney to transfer this Security on the Security Register, with full power of substitution.

Dated:

Signature of Holder	Signature Guaranteed:
Member of Securities Transfer Agent
Medallion Program

NOTICE: The signature to the foregoing Assignment must correspond to the name as written upon the face of this Security in every particular, without alteration or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

(check as appropriate)

☐	In connection with the Change of Control Offer made pursuant to Section 5.01 of the Indenture, the undersigned hereby elects to have

☐	the entire principal amount

☐	$ ($1,000 in principal amount or an integral multiple thereof) of this Security

purchased by the Corporation. The undersigned hereby directs the Trustee or Paying Agent to pay it or                                  an amount in cash equal to 101% of the principal amount indicated in the preceding sentences plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date.

☐	In connection with the Prepayment Offer made pursuant to Section 3.07 of the Indenture, the undersigned hereby elects to have

☐	the entire principal amount

☐	$ ($1,000 in principal amount or an integral multiple thereof) of this Security

purchased by the Corporation. The undersigned hereby directs the Trustee or Paying Agent to pay it or                                  an amount in cash equal to 100% of the principal amount indicated in the preceding sentence plus accrued and unpaid interest thereon, if any, to the date of purchase.

Dated:

Signature of Holder	Signature Guaranteed:
Member of Securities Transfer Agent
Medallion Program

NOTICE: The signature to the foregoing must correspond to the name as written upon the face of this Security in every particular, without alteration or any change whatsoever.